Exhibit 2.1

PURCHASE AND SALE AGREEMENT
by and between
TITUS OIL & GAS PRODUCTION, LLC,
TITUS OIL & GAS CORPORATION,
LENOX MINERALS, LLC
and
LENOX MINERAL TITLE HOLDINGS, INC.,
collectively, as Seller
and
EARTHSTONE ENERGY HOLDINGS, LLC,
as Purchaser

and
EARTHSTONE ENERGY, INC.
Dated June 27, 2022

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EXHIBITS:
Exhibit A-1    Leases
Exhibit A-2    Wells
Exhibit A-3    Units
Exhibit B    Form of Assignment, Deed and Bill of Sale
Exhibit C    Seller’s Affidavit of Non-Foreign Status
Exhibit D    Seller’s Closing Certificate
Exhibit E    Purchaser’s Closing Certificate
Exhibit F    Registration Rights Agreement
Exhibit G    Side Letter Agreement
Exhibit H    Target Area
Exhibit I    Lock-up Agreement
Exhibit J    Transition Services Agreement

SCHEDULES:
Schedule F    Certain Persons
Schedule NC    Non-Competition Agreement
Schedule PE    Permitted Encumbrances
Schedule RF    Reference Price
Schedule RO    Retained Obligations
Schedule TI    Target Intervals
Schedule 1.3    Certain Excluded Assets
Schedule 2.2    Allocated Values
Schedule 2.3    Certain Property Costs
Schedule 3.3    Permitted Encumbrances
Schedule 3.5    Certain Environmental Matters
Schedule 4.2    Litigation
Schedule 4.3    Taxes and Assessments
Schedule 4.4    Compliance with Laws
Schedule 4.5    Material Contracts
Schedule 4.6    Payments for Production
Schedule 4.7    Imbalances
Schedule 4.8    Material Consents and Preferential Purchase Rights
Schedule 4.11    Wells and Equipment
Schedule 4.12    Non-Consent Operations
Schedule 4.13    Outstanding Capital Commitments; Expenses
Schedule 4.15    Environmental
Schedule 4.17    Royalties; Suspense Funds
Schedule 4.18    Bonds and Credit Support; Insurance
Schedule 4.19    Permits
Schedule 4.20    Payout Balances
Schedule 4.21    Minimum Volume Commitments
Schedule 4.22    Leases
Schedule 4.24    Seller’s Knowledge
Schedule 5.7(a)    Earthstone Capitalization
Schedule 5.7(f)     Outstanding Equity Interests
Schedule 5.7(g)    SEC Filings
Schedule 6.4    Operation of Business
Schedule 6.9    Additional Properties
Schedule 6.11    Conduct of Earthstone
Schedule 10.3(b)    Termination Expenses
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TABLE OF DEFINED TERMS

Accounting Arbitrator    68
Adjustment Period    18
Affiliate    1
Aggregate Deductible Amount    1
Agreement    1
Allocated Value    17
Asset Taxes    2
Assets    2
Assignment, Deed and Bill of Sale    21
Assumed Obligations    75
Base Purchase Price    16
Casualty Loss    79
Claim    77
Claim Notice    77
Closing    64
Closing Cash Payment    67
Closing Date    64
Contracting Parties    87
Contracts    2
Control    1
Cure Date    31
Damages    81
Defect Claim Date    29
Defect Escrow Account    33
Defect Escrow Agreement    33
Defect Escrow Amount    33
Defensible Title    22
Deposit    16
Disputed Environmental Matters    37
Disputed Matter    32
Disputed Title Matters    37
Environmental Arbitrator    38
Environmental Consultant    27
Environmental Defect    29
Environmental Defect Amount    32
Environmental Information    28
Environmental Review    27
Equipment    3
Escrow Agent    16
Escrow Termination Date    82
Exchange    70
Excluded Assets    14
Excluded Records    3
Execution Date    1
Financial Statements    50
General Escrow Account    16
General Escrow Agreement    16
Indemnified Person    77
Indemnifying Person    77
Indemnity Escrow    82
Individual Indemnity Threshold    80
Leases    2
LM    1
LMTH    1
Nonparty Affiliates    87
NORM    28
Parent Fund    1
Parties    1
Party    1
Permit    8
Permitted Encumbrances    23
Person    8
Phase I    27
Pre-Effective Time Tax Proceeding    71
Preliminary Settlement Statement    67
Properties    2
Property Costs    9
Purchase Price    16
Purchaser Group    76
Purchaser Material Adverse Effect    10
Reference Price    10
Registration Rights Agreement    10
Rights of Way    2
SEC    11
Securities Act    11
Seller    1
Seller Disclosure Sch    47
Seller Group    75
Seller Material Adverse Effect    11
Seller Taxes    12
Solvent    12
Stock Consideration    16
Stock Exchange    12
Straddle Period    13
Supplemental Disclosure    59
Supplemental Listing Application    60
Takeover Laws    13
Target Closing Date    64
Target Interval    13
Tax    13
Tax Return    13
Termination Period    59
Title Arbitrator    37
Title Benefit    22
Title Benefit Amount    32
Title Defect    22
Title Defect Amount    32
Titus II PSA    13
TOGC    1
TOGI    1
Transaction Agreements    13
Transactions    13
Transfer Taxes    14
Treasury Regulations    14
Units    2
Wells    2
Working Interest    14
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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”), is dated as of June 27, 2022 (the “Execution Date”), by and among Titus Oil & Gas Production, LLC, a Delaware limited liability company (“TOGI”), Titus Oil & Gas Corporation, a Delaware corporation (“TOGC”), Lenox Minerals, LLC, a Delaware limited liability company (“LM”) and Lenox Mineral Title Holdings, Inc., a Delaware corporation (“LMTH” and together with TOGI, TOGC, and LM collectively referred to herein as “Seller”), and Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Purchaser”), and Earthstone Energy, Inc., a Delaware corporation (“Earthstone”, and together with Purchaser, the “Earthstone Parties” and each an “Earthstone Party”). Seller, on the one hand, and the Earthstone Parties, on the other hand, are referred to herein individually, as a “Party” and collectively, as the “Parties”.
RECITALS:
Seller desires to sell, and Purchaser desires to purchase, those certain oil and gas properties, rights, and related assets that are defined and described as “Assets” herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.1    Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept, and pay for, the Assets.
1.2    Certain Definitions. As used herein:
(a)    “Affiliate” means, with respect to any Person, a Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person, provided, however, for the avoidance of doubt, for the purposes of this Agreement, the term “Affiliate” shall not include, and no provision of this Agreement (other than as a member of Seller Group for the purposes of receiving the benefit of indemnity hereunder and any waivers or releases made by Purchaser pursuant to the express terms of this Agreement) shall be applicable to, NGP Energy Capital Management, LLC, (“Parent Fund”), any fund managed by Parent Fund, or any Person that directly or indirectly Controls, is Controlled by, or is under common Control with Parent Fund other than Seller and any Person Controlled by Seller. “Control” and derivatives of such term (including the terms and phrases “Controlled”, “Controlled by” and “under common Control with”), as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
(b)    “Aggregate Deductible Amount” means an amount equal to two percent (2.0%) of the Transaction Value.
(c)    “Asset Taxes” means ad valorem, property, excise, severance, production, sales, and use Taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

(d)    “Assets” means all of Seller’s right, title, and interest in and to the following (but excluding in all cases any Excluded Assets):
(i)    the oil and gas leases, oil, gas, and mineral leases and subleases, royalties, overriding royalties, net profits interests, carried interests, operating rights, and record title interests located in the Target Area, including those described on Exhibit A-1, and, without limiting the foregoing, all other rights (of whatever character, whether legal or equitable, vested or contingent, and whether or not the same are expired or terminated) in and to the Hydrocarbons in, on, under, and that may be produced from, such lands located in the Target Area or described on Exhibit A-1 and any renewals, modifications, supplements, ratifications or amendments to such leases, subleases, interests and rights described on Exhibit A-1 (collectively, the “Leases”);
(ii)    any and all Hydrocarbon, water, CO2, or injection or disposal wells located on the Leases or on lands pooled, communitized, or unitized therewith or on the Rights of Way, including the interests in the wells shown on Exhibit A-2, in each case, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described on any exhibit or schedule hereto (the “Wells”);
(iii)    all pooled, communitized, or unitized acreage which includes all or part of any Leases, and all tenements, hereditaments, and appurtenances belonging thereto, including, for purposes of clarity, such units more particularly identified on Exhibit A-3 (the “Units,” and, together with the Wells, Leases and the Rights of Way, the “Properties”);
(iv)    all currently existing contracts, agreements, and instruments pertaining to the other Assets (to the extent applicable to the other Assets) including operating agreements; unitization, pooling, and communitization agreements; declarations and orders; area of mutual interest agreements; farmin and farmout agreements; exchange agreements; purchase and sale agreements and other contracts in which Seller acquired interests in any other Asset; compressor agreements; gathering agreements; agreements for the sale and purchase of Hydrocarbons; disposal agreements; transportation agreements; and processing agreements (the “Contracts”); provided, however, that the term “Contracts” shall not include the Leases or Rights of Way and other instruments constituting Seller’s chain of title to the applicable Leases or Rights of Way;
(v)    all easements, surface permits, rights to explore and drill for, produce, store, gather, transport, use and sell surface and subsurface water, surface licenses, servitudes, rights-of-way, surface leases, and other rights to use the surface appurtenant to, and located within the Target Area or otherwise used or held for use in connection with, the Properties (the “Rights of Way”);
(vi)    all equipment, machinery, fixtures, and other tangible personal property and improvements that are located on the Properties or within the Target Area or are used or held for use in connection with the ownership or operation of the Properties or any of the other Assets or the production, treatment, storage, disposal, or transportation of Hydrocarbons or other substances thereon or therefrom (including all wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, tanks, batteries, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, facilities and machinery) (collectively, the “Equipment”);
(vii)    all Hydrocarbons produced from, or attributable to, the Properties from and after the Effective Date; all Hydrocarbon inventories from or attributable to the Properties that are in storage or existing in stock tanks, pipelines and/or plants on the Effective Date (including inventory and line fill); and, to the extent related or attributable to the Properties, all production, plant, and transportation imbalances as of the Effective Date (provided, however, that Purchaser’s rights to the inventories and imbalances described in this subsection (vii) shall be satisfied solely pursuant to Sections 2.3(a)(iii) and 2.3(a)(iv));
(viii)    all files, records, information and data in Seller’s or any of its Affiliates’ possession or control and to the extent relating or relevant to Seller’s ownership and/or operation of all or any portion of any of the Assets, including all books, records, data, files, information, drawings, maps, lease files, land files, surveys, division order files, abstracts, muniments of title, title opinions, title curative documents and other title information, contract files, well logs and other similar files, well and equipment telemetry data, wellbore schematics, shape files, the G&G Data, production data, well, operation and accounting data and records, workover, artificial lift conversion and downtime history, KMZ files, and engineering, exploration and other technical data and information that relates or is relevant to any of the Assets (including, for purposes of clarity, the ownership or operation thereof), but excluding, in each case:
(A)    all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) or to Seller’s business (including all Income Tax returns and related workpapers), operations, assets, and properties not relating primarily to the Assets;
(B)    any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received and/or for which Purchaser has not agreed in writing to pay the fee or other consideration, as applicable;
(C)    all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts);
(D)    data and records relating to the sale of the Assets by Seller, including communications with the advisors or representatives of Seller or any member of the Seller Group;
(E)    any data and records relating to the Excluded Assets or assets and properties not relating primarily to the Assets; and
(F)    those original data and records retained by Seller pursuant to Section 12.5.
(Clauses (A) through (F) shall hereinafter be referred to as the “Excluded Records” and subject to such exclusions, the data, software and records described in this Section 1.2(d)(viii) are referred to herein as the “Records”);
(ix)    to the extent assignable or transferable, unless the assignment or transfer thereof would require the payment of a fee or other consideration to any person other than Seller (or any of its Affiliates) that Seller has requested of Purchaser and Purchaser has not separately agreed in writing to pay, all Permits (including drilling permits and applications for permits to drill), water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights) that are related to the use, ownership or operation of any of the Assets;

(x)    all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use in connection with the operation of the Assets or otherwise located in the Target Area and (ii) assignable (with consent, if applicable, but without the payment of any fee unless Purchaser agrees in writing to pay such fee); and
(xi)    except to the extent relating to the Retained Obligations, (A) trade credits, accounts receivable, notes receivable, take or pay amounts receivable, and other receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Assets for the periods of time from and after the Effective Date (including from the sale of any conveyed Hydrocarbons); and (B) liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Laws or Contract, in each case, solely to the extent arising from, or relating to, the ownership or operation of the Assets on or after the Effective Date.
(e)    “barrel” means forty-two (42) U.S. gallons.
(f)    “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas, United States of America.
(g)    “Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of Earthstone, executed May 9, 2017, as amended.
(h)    “Code” means the United States Internal Revenue Code of 1986, as amended.
(i)    “Commitment Letter” means that certain commitment letter, dated as of the Execution Date, from Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Royal Bank of Canada to Purchaser, regarding the Debt Financing.
(j)    “Confidentiality Agreement” means that certain Confidentiality Agreement dated as of March 3, 2022 by and between Earthstone and Titus Oil & Gas, LLC, and Titus Oil & Gas II, LLC, as amended from time to time.
(k)    “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
(l)    “COVID-19 Measures” means any action or inactions taken or plans, procedures or practices adopted (and compliance therewith), in each case, in connection with or in respect to any Law, order, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.
(m)    “Cut-Off Date” means five o’clock p.m. in Houston, Texas on the one year anniversary of the Closing Date.
(n)    “Debt Financing” means financing to be extended to Purchaser concurrently with the Closing on substantially the same terms and conditions as are set forth in the Commitment Letter.
(o)    “Earthstone Board” means the Board of Directors of Earthstone.

(p)    “EEH LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Purchaser dated April 14, 2022.
(q)    “EEH Organizational Documents” means the certificate of formation of Purchaser and the EEH LLC Agreement.
(r)    “EEH Units” means Units (as defined in the EEH LLC Agreement) of Purchaser having such rights, privileges and preferences of the “Units” as set forth in the EEH LLC Agreement.
(s)    “Effective Date” means 12:01 a.m. in Houston, Texas on August 1, 2022.
(t)    “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.
(u)    “Equity Interests” means, with respect to a Person, capital stock, membership interests, limited liability company interests, partnership interests, other equity interests, rights to profits or revenue or any other similar interest of such Person, any security or other interest convertible into or exercisable or exchangeable for any of the foregoing or any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.
(v)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(w)    “Financing Sources” means the financial institutions that have committed to provide, or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated by this Agreement, including each financial institution party to the Commitment Letter, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and assigns.
(x)    “Fraud” means actual and intentional fraud by a Party with respect to the making of the representations and warranties pursuant to Article 4 or Article 5 (as applicable); provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals included on Subpart 1 of Schedule F (in the case of Seller) or Subpart 2 of Schedule F (in the case of Purchaser) had actual knowledge, without any duty of inquiry or investigation, of the breach or inaccuracy of any such representation(s) and/or warranty(ies) when made by such Party pursuant to Article 4 or Article 5 (as applicable), with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).
(y)    “Fundamental Representations” means, (a) with respect to Seller, those representations set forth in Sections 4.1 (excluding Section 4.1(d)), 4.9, and 4.10 and (b) with respect to Purchaser, those representations set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.6 and 5.19.

(z)    “G & G Data” means all geological or geophysical information constituting proprietary data, studies, core samples, maps, related technical data and any other geological or geophysical information (in each case excluding any interpretations of Seller made with respect to such information as well as any seismic information of Seller) covering the Properties which the Seller is not prohibited by agreement from transferring to Purchaser (other than any such information licensed from non-Affiliate Persons that cannot be transferred without additional consideration to such non-Affiliate Persons and for which Purchaser has not agreed (in its sole discretion) in writing to pay such additional consideration).
(aa)    “GAAP” means United States generally accepted accounting principles, consistently applied.
(bb)    “Governmental Authority” means any national, state, county or municipal government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.
(cc)    “Hazardous Substance” shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including without limitation to the foregoing, petroleum, Hydrocarbons or petroleum products and NORM and other substances referenced in Section 3.4(c).
(dd)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(ee)    “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
(ff)    “Income Taxes” means U.S. federal income Taxes imposed under the Code, any comparable Taxes imposed under state, local or foreign Tax Law and corporate franchise and similar Taxes.
(gg)    “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, writs, injunctions, requirements, judgments, and codes of Governmental Authorities.
(hh)    “Lock-Up Agreement” means the Lock-Up Agreement in substantially the form attached to this Agreement as Exhibit I, to be executed and delivered at Closing by Seller and each applicable designee of Seller to which any shares of Class A Common Stock comprising the Stock Consideration have actually been delivered.
(ii)    “Material Consent” means a consent by a Third Party that (i) if not obtained prior to the assignment of an Asset, (A) makes voidable, voids or nullifies (automatically or at the election of the holder thereof) the assignment, conveyance or transfer of such Asset, (B) terminates (or gives the holder thereof the right to terminate) any material rights in the Asset subject to such consent, or (C) requires payment of a fee or (ii) may be withheld in the sole and absolute discretion of the holder; provided, however, that “Material Consent” does not include any consent or approval of Governmental Authorities customarily obtained after Closing or any consent which by its terms cannot be unreasonably withheld.

(jj)    “Material Contract” means, to the extent binding on Purchaser, the Properties or Purchaser’s ownership or operation thereof after Closing, any Contract which is one or more of the following types:
(i)    Contracts between TOGI, TOGC, LM or LMTH, on the one hand, and any other Affiliate of TOGI, TOGC, LM or LMTH (including Titus Oil & Gas II, LLC and its Affiliates), on the other hand;
(ii)    Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Properties which are not cancelable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on ninety (90) days or less prior written notice;
(iii)    Contracts for salt water disposal, fresh water disposal or sourcing, gathering, recycling, processing, transportation or similar agreements, water rights or water source agreements;
(iv)    Contracts for the procurement or sourcing of sand;
(v)    any Contract that dedicates production of Hydrocarbons from any part of the Assets for purposes of gathering, transporting, processing or marketing;
(vi)    Contracts to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Properties where the primary obligations thereunder (including all material liabilities) have not been timely and fully performed and discharged prior to the Effective Date, but excluding right of reassignment upon intent to abandon a Property;
(vii)    Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons, which are not cancelable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on ninety (90) days or less prior written notice;
(viii)    Contracts that can reasonably be expected to result in gross revenue per fiscal year in excess of One Hundred Fifty Thousand Dollars ($150,000) or expenditures per fiscal year in excess of One Hundred Fifty Thousand Dollars ($150,000), in each case, net to the interests of Seller;
(ix)    Contracts that are indentures, mortgages, loans, credit agreements, sale-leaseback, guarantees of any obligation, bonds, letters of credit, or similar financial Contracts that will be binding on, or result in a lien or other encumbrance on, Purchaser or any of the Properties after Closing;
(x)    Contracts that constitute a partnership agreement (including tax partnership agreements), joint venture agreement, area of mutual interest agreement, joint development agreement, joint operating agreement, operating agreements, unit agreements, pooling agreements, communitization agreements, farm-in agreements, farm-out agreements, exchange agreements, any agreement with express drilling or development agreements or similar Contracts;
(xi)    Contracts containing any area of mutual interest, most favored nations, non-compete provision or other similar provision;
(xii)    any Contract that is a drilling contract, rig contract or fracturing services contract and would obligate Seller (or, following Closing, Purchaser) to employ and pay for a drilling rig or frac fleet with respect to the Properties after the Execution Date; and

(xiii)    Contracts pursuant to which Seller has posted credit support in favor of any Third Party.
(kk)    “Net Acre” means, as calculated separately with respect to each Lease, INSOFAR AND ONLY INSOFAR as such Lease covers the depths within the Target Interval (or is otherwise expressly depth limited within the Target Interval as expressly set forth on Exhibit A-1), (i) the number of gross acres of land covered by such Lease as to the Target Interval, multiplied by (ii) the lessor’s undivided interest in the Hydrocarbons in the lands covered by such Lease, multiplied by (iii) Seller’s undivided interest in such Lease; provided, however, if items (ii) and (iii) vary as to different areas of, or depths under the lands covered by such Lease, a separate calculation shall be performed with respect to each such area or depth.
(ll)    “Net Revenue Interest” means, (i) with respect to any Well, the Seller’s aggregate interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations from which such Well is currently producing, or, with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (ii) with respect to any Lease, INSOFAR AND ONLY INSOFAR as such Lease covers the depths within the Target Interval (or as otherwise expressly depth limited within the Target Interval as expressly set forth on Exhibit A-1), the Seller’s aggregate interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Lease, in each case of items (i) and (ii), after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom which are held by Persons other than Seller.
(mm)    “Non-Competition Agreement” means the Non-Competition Agreement in favor of Purchaser, substantially in the form attached to this Agreement as Schedule NC.
(nn)    “Permits” means any permits, licenses, franchises, authorizations, registrations, orders, variances, exemptions, waivers or approvals granted or issued by any Governmental Authority.
(oo)    “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
(pp)    “Proceeding” means any action, suit, or proceeding before any Governmental Authority (including administrative enforcement proceedings, but specifically excluding any hearings at the request of Seller related to compulsory pooling before the New Mexico Oil Conservation District), whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof.
(qq)    “Property Costs” means all operating expenses (including costs of insurance, rentals, title examination and title curative actions (excluding any title examination or curative costs paid or incurred in connection with any Title Defects asserted or expected to be asserted pursuant to this Agreement or the Assignment, Deed and Bill of Sale) and overhead costs in an amount equal to $23,467) per month (prorated for partial months) during the period from the Effective Date to the Closing Date (“Overhead Costs”)) and capital expenditures (including costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding (without limitation) liabilities, losses, costs, expenses, and damages attributable to:
(i)    claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;
(ii)    obligations to plug and/or abandon wells and pipelines, dismantle, decommission, restoring or remove facilities;
(iii)    obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment;
(iv)    title examination or curative costs paid or incurred in connection with any Title Defects asserted pursuant to this Agreement (or the Assignment, Deed and Bill of Sale) and environmental claims;
(v)    obligations to pay royalties (including overriding royalties and other burdens on production of Hydrocarbons) as well as claims of improper calculation or payment of same;
(vi)    lease maintenance costs, bonuses, broker fees, and other property acquisition costs;
(vii)    gas balancing and other production balancing obligations;
(viii)    Casualty Loss;
(ix)    Taxes;
(x)    all matters for which Seller has agreed to indemnify any member of Purchaser Group hereunder, including the Retained Obligations (except any such Retained Obligation described in clause (ii) of Schedule RO that results in an adjustment to the Purchase Price pursuant to Section 2.3 or a turnover obligation pursuant to Section 2.4);
(xi)    except for Overhead Costs, overhead costs and general and administrative expenses of Seller or its Affiliates; and
(xii)    any claims for indemnification, contribution, or reimbursement from any Third Party with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (xi), whether such claims are made pursuant to contract or otherwise.
(rr)    “Purchaser Material Adverse Effect” means any change, effect, event or occurrence (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, has resulted in, results in or is reasonably expected to result in, (a) a material adverse effect on the business or financial condition or results of operations of the Earthstone Parties and their Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Earthstone Parties to consummate the Transaction; provided, however, that Purchaser Material Adverse Effect shall not include material adverse effects or events resulting from (i) the outbreak or continuation of or any escalation or worsening of any epidemic, pandemic or disease (including the COVID-19 pandemic), or any Law, directive, pronouncement or guideline issued by a Governmental Authority who has jurisdiction over the Earthstone Parties or their Subsidiaries, providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such Law, directive, pronouncement or guideline or interpretation thereof; (ii) changes in oil and gas prices; (iii) general changes in markets or in industry, economic, or political conditions; (iv) changes in condition or developments generally applicable to the oil and gas industry generally or in any area or areas where the assets of the Earthstone Parties and their Subsidiaries are located; (v) acts of God, including earthquakes, hurricanes tornadoes, storms and other natural disasters; (vi) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Seller or its Subsidiaries); (vii) civil unrest or similar disorder; (viii) terrorist acts; (ix) changes in Laws, or the interpretation thereof or guidance with respect thereto, or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to the issuance of, any licenses, permits, easements, or approvals, and increased costs relating to the foregoing; (x) changes in accounting standards (including GAAP), or the interpretation thereof or guidance with respect thereto; (xi) events, effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 10 and (xii) changes resulting from any announcement of the Transaction, the pendency of the Transaction or the performance of this Agreement in compliance with the terms hereof, including the covenants set forth in Article 6.
(ss)    “Purchaser Subsidiaries” means the respective subsidiaries of each of Earthstone and Purchaser.
(tt)    “Reference Price” has the meaning set forth on Schedule RF.
(uu)    “Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached hereto as Exhibit F, to be executed and delivered by Earthstone and Seller (or its designees) at Closing.
(vv)    “Retained Obligations” has the meaning set forth on Schedule RO.
(ww)    “SEC” means the Securities and Exchange Commission.
(xx)    “Securities Act” means the Securities Act of 1933, as amended.
(yy)    “Seller Material Adverse Effect” means any change, effect, event or occurrence (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, has resulted in, results in or is reasonably expected to result in (a) a material adverse effect on the ownership, operation, condition or value of the Assets, taken as a whole, as currently owned and operated as of the Execution Date, or (b) a material adverse effect on the ability of Seller to consummate the Transaction; provided, however, that Seller Material Adverse Effect shall not include material adverse effects or events resulting from (i) the outbreak or continuation of or any escalation or worsening of any epidemic, pandemic or disease (including the COVID-19 pandemic), or any Law, directive, pronouncement or guideline issued by a Governmental Authority who has jurisdiction over Seller or the Assets providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such Law, directive, pronouncement or guideline or interpretation thereof; (ii) changes in oil and gas prices; (iii) general changes in markets or in industry, economic, or political conditions; (iv) to the extent there is not a disproportionate impact upon Seller relative to similarly situated Persons operating, or owning assets, in the same industry and area or areas in which the Assets are located, changes in condition or developments generally applicable to the oil and gas industry, generally or in any area or areas where the Assets are located; (v) acts of God, including earthquakes, hurricanes, tornadoes, storms and other natural disasters; (vi) acts or failures to act of Governmental Authorities (where not caused by the willful or grossly negligent acts of Seller); (vii) civil unrest or similar disorder; (viii) terrorist acts; (ix) changes in Laws, or the interpretation thereof or guidance with respect thereto, or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to the issuance of, any licenses, permits, easements, or approvals, and increased costs relating to the foregoing; (x) changes in accounting standards (including GAAP), or the interpretation thereof or guidance with respect thereto; (xi) events, effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 10; and (xii) changes resulting from any announcement of the Transaction, the pendency of the Transaction or the performance of this Agreement, including the covenants set forth in Article 6.
(zz)    “Seller Taxes” means any and all (i) Asset Taxes allocable to Seller pursuant to Section 9.1 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller (A) as a result of the adjustments to the Purchase Price pursuant to Section 2.3(a) or (B) in connection with the provisions of Section 9.2, as applicable), (ii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, or (iii) Income Taxes imposed on Seller, including by reason of being a member of any affiliated, combined, consolidated, unitary or similar group on or prior to the Closing Date.
(aaa)    “Side Letter Agreement” means the Side Letter Agreement in substantially the form attached to this Agreement as Exhibit G, to be executed and delivered at Closing by Seller and each applicable designee of Seller to which any shares of Class A Common Stock comprising the Stock Consideration have actually been delivered.
(bbb)    “Solvent” means, that, as of any date of determination, (a) the fair value of the assets of Purchaser and its Subsidiaries on a consolidated basis, as of such date, exceeds the sum of all liabilities of Purchaser and its Subsidiaries, including contingent and other liabilities, as of such date, (b) the fair saleable value of the assets of Purchaser and its Subsidiaries on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable liabilities of Purchaser and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, and (c) Purchaser and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or will be engaged following such date.
(ccc)    “Stock Exchange” means the New York Stock Exchange.
(ddd)    “Straddle Period” means any tax period beginning before and ending on or after the Effective Date.
(eee)    “Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, (a) any other Person that is Controlled (directly or indirectly) by such Person or (b) any corporation, partnership, limited liability company or other entity of which a majority of the Equity Interests are owned directly or indirectly by such Person.
(fff)    “Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover Laws.
(ggg)    “Target Area” means the geographic area described on Exhibit H.
(hhh)    “Target Interval” means the applicable formations and zones described on Schedule TI.
(iii)    “Tax” or “Taxes” means any federal, state, or local income, gross receipts, franchise, capital, sales, use, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, production, conservation, excise, stamp, documentary, occupation, property, or estimated taxes, or other governmental charges in the nature of a tax imposed by any Governmental Authority, including all interest, penalties, fines and additions to tax imposed with respect thereto, and any liability in respect of the foregoing arising by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.
(jjj)    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
(kkk)    “Third Party” means any Person other than Seller and Purchaser and their respective Affiliates.
(lll)    “Titus II PSA” means that certain purchase and sale agreement dated as the date hereof among the Earthstone Parties and Titus Oil & Gas Production II, LLC, Lenox Mineral Holdings II, LLC, and Lenox Minerals II, LLC.
(mmm)    “Titus II Seller” means Titus Oil & Gas Production II, LLC, Lenox Mineral Holdings II, LLC, and Lenox Minerals II, LLC.
(nnn)    “Transaction Agreements” means this Agreement and each other agreement to be executed and delivered pursuant hereto at the Closing.
(ooo)    “Transaction Value” means $298,026,961, which is the sum of (i) the value of the Base Stock Consideration, assuming a per-share price equal to the Reference Price, plus (ii) the Base Cash Consideration.
(ppp)    “Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.
(qqq)    “Transfer Agent” means Purchaser’s duly appointed transfer agent for the Class A Common Stock.
(rrr)    “Transfer Taxes” means any excise, sales, purchase, transfer, stamp, documentary, filing, registration, use or other similar Taxes or fees, and costs or expenses of preparing and filing any related Tax Returns, incurred as a result of or with respect to the transactions contemplated by this Agreement.
(sss)    “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached to this Agreement as Exhibit J, to be executed and delivered by Purchaser and Seller (or its designees) at Closing.
(ttt)    “Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, whether in proposed, temporary or final form.
(uuu)    “Working Interest” means, with respect to any Lease or Well (limited to the applicable currently producing formation for any Well or the Target Interval for any Lease), and subject to any reservations, limitations or depth restrictions described on Exhibit A-1 or Exhibit A-2, the percentage interest in and to such Lease or Well, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, in each case, without regard to the effect of any royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom.
1.3    Excluded Assets. Notwithstanding anything to the contrary in Section 1.2 or elsewhere in this Agreement, the “Assets” shall not include any rights with respect to the Excluded Assets. “Excluded Assets” means the following:
(a)    the Excluded Records;
(b)    all seismic information of Seller, any interpretations of Seller made with respect to any G & G Data, as well as originals and copies of the Records retained by Seller pursuant to Section 12.5, including, for the avoidance of doubt, copies of geological, geophysical and similar data and studies;
(c)    Assets excluded from this Agreement pursuant to Section 3.12 or 3.13;
(d)    subject to Section 11.5, all contracts of insurance and all claims, rights and interests of Seller or any Affiliate of Seller (A) under any policy or agreement of insurance or indemnity agreement, (B) under any bond or security instrument, or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of an Asset prior to the Effective Date and to the extent not related to any of the Assumed Obligations;
(e)    all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;
(f)    Seller’s interests in offices, office leases and buildings, including those described on Schedule 1.3;
(g)    any leased equipment and other leased personal property if such property, or the Contract pursuant to which it was leased, is not freely transferrable without payment of a fee or other consideration, where Seller has requested and Purchaser has not agreed in writing to pay such fee or consideration;
(h)    except to the extent described in sub-clause (xi) of the definition of “Assets” or otherwise related to any Assumed Obligation, all indemnity rights, rights under any Contracts and all other claims of Seller or any Affiliate of Seller against any third Person to the extent related or attributable to, periods on or prior to the Effective Date (including claims for adjustments or refunds) or for which Seller is liable for payment or required to indemnify Purchaser under Article 11 (whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);
(i)    except to the extent related to any Assumed Obligation, all audit rights, rights to reimbursement with respect to, and all costs and revenues associated with joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible for the Assets;
(j)    any refunds, credits, claims for refunds or rights to receive refunds or credits of Taxes that are Seller Taxes, but only to the extent that such Seller Taxes were actually paid or economically borne by Seller (or any beneficial owner or Affiliate of Seller);
(k)    refunds relating to the overpayment of royalties by or on behalf of Seller to any Governmental Authority or other Person, to the extent relating to royalties paid with respect to

Hydrocarbon production prior to the Effective Date, whether received before, on, or after the Effective Date; provided, however, that such refunds shall be deemed to be included within the Assets for all purposes from and after the Cut-Off Date;
(l)    all office equipment, computers, cell phones, pagers and other hardware, personal property, and equipment that relate primarily to Seller’s business generally, even if otherwise relating to the business conducted by Seller with respect to the Assets;
(m)    all equipment, machinery, fixtures, and other tangible personal property and improvements that (i) have not, prior to the date hereof, been charged or billed to the Properties, (ii) are not charged or billed to the Properties after the date hereof or (iii) do not generate an adjustment to the Base Purchase Price pursuant to Section 2.3(a)(vi)(B);
(n)    subject to Section 2.4 and except as otherwise related to any Assumed Obligation, all trade credits, accounts, accounts receivable, and other proceeds, income or revenue accruing before the Effective Date and attributable to the Assets prior to the Effective Date;
(o)    whether or not relating to the Assets, any master service agreements, drilling contracts, or similar service contracts;
(p)    Seller’s vehicles; and
(q)    any other assets, contracts or rights which are (i) not specifically described in Section 1.2(d), or (ii) described on Schedule 1.3 (whether or not specifically described in Section 1.2(d)).
ARTICLE 2
PURCHASE PRICE
2.1    Purchase Price.
(a)     Subject to the terms and conditions set forth in this Agreement, the total purchase price to be paid for the Assets shall consist of:
(i)    cash in the amount of Two Hundred Sixty-Nine Million Eight Hundred Sixty-Six Thousand Nine Hundred Thirty-Five Dollars ($269,866,935) (such amount of cash, the “Base Cash Consideration”), adjusted as provided in Section 2.3 (the Base Cash Consideration as so adjusted pursuant to Section 2.3, the “Cash Consideration”), and
(ii)    One Million Eight Hundred Eleven Thousand One Hundred Thirty-Two (1,811,132) shares of Class A Common Stock (such number of shares of Class A Common Stock, as adjusted pursuant to Section 2.1(d), if applicable, the “Base Stock Consideration” and, together with the Base Cash Consideration, the “Base Purchase Price”), adjusted as provided in Section 2.3 (the Base Stock Consideration as so adjusted pursuant to Section 2.3, the “Stock Consideration” and, together with the Cash Consideration, the “Purchase Price”).
(b)    Not later than two (2) Business Days following the execution and delivery of this Agreement, Purchaser has delivered or caused to be delivered to an account (the “General Escrow Account”) at U.S. Bank National Association (the “Escrow Agent”), a wire transfer in the amount equal to Eighteen Million Seven Hundred Seventy-Three Thousand Three Hundred Fifty-Two Dollars ($18,773,352) in same-day funds (the “Deposit”) to be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement of even date herewith (the “General Escrow Agreement”) among Seller, Purchaser, and Escrow Agent.
(c)    If, at any time on or after the Execution Date and prior to the Closing Date, (i) Earthstone effects any (1) dividend on shares of Class A Common Stock in the form additional shares of Class A Common Stock, (2) subdivision or split of any shares of Class A Common Stock, (3) combination or reclassification of shares of Class A Common Stock into a smaller number of shares of Class A Common Stock or (4) issuance of any securities by reclassification of shares of Class A Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Purchaser is the surviving person) or (ii) any merger, consolidation, combination or other transaction is consummated pursuant to which shares of Class A Common Stock are converted to cash or other securities (any event described in the foregoing clauses (i) and (ii), a “Reclassification Event”), excluding the vesting of equity awards or granting of awards under any Earthstone equity incentive plan, then the Base Stock Consideration and the Reference Price shall be equitably and proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(4) and (ii) to provide for the receipt by Seller, in lieu of any shares of Class A Common Stock constituting the Stock Consideration, the same number or amount of cash and/or securities as is received in exchange for each share of Class A Common Stock in connection with any such transaction described in clauses (i)(4) and (ii) of this Section 2.1(c). Any adjustments made pursuant to this Section 2.1(c) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification or a Reclassification Event described in clause (ii) of this Section 2.1(c).
(d)    Seller may, at its sole discretion, direct Earthstone to issue the Stock Consideration to one or more of Seller’s direct or indirect equityholders or their designated Affiliates as its designee, by providing written notice to Earthstone at least five (5) Business Days in advance of the Closing Date, subject to any such designee providing any documentation reasonably requested by Earthstone (which documentation shall include representations of such designee to the effect set forth in Section 4.16) to have the Stock Consideration issued in book-entry or certificated form in the name of such designees at Closing. Each such designee shall execute and deliver a countersignature to the Side Letter Agreement and Lock-Up Agreement at the Closing, and each such designee may elect to execute and deliver a countersignature to the Registration Rights Agreement in order for such designee to be named as a selling stockholder in, and to have such designee’s shares of Class A Common Stock included in, the initial resale shelf registration statement to be filed by Earthstone pursuant to the Registration Rights Agreement.
2.2    Allocated Values. Schedule 2.2 sets forth the agreed allocation of the Base Purchase Price among the Assets for purposes of determining the “Allocated Value” for any Property, which shall be equal to the portion of the Transaction Value that is allocated to such Property on Schedule 2.2, increased or decreased by a share of each adjustment to the Base Purchase Price under Sections 2.3(a)(iii), 2.3(a)(iv), 2.3(a)(v), and 2.3(a)(vi). The share of each adjustment allocated to a particular Property shall be obtained by allocating that adjustment among the various Properties on a pro-rata basis in proportion to the portion of the Transaction Value allocated to each such Property on Schedule 2.2. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree to amend Schedule 2.2 to reflect adjustments to the Base Purchase Price.
2.3    Adjustments to Base Purchase Price.
(a)    The Base Purchase Price shall be adjusted, in the manner set forth in Section 2.3(b), as follows (without duplication of other amounts for which adjustments of the Base Purchase Price are made pursuant to this Agreement), but (i) in the case of Sections 2.3(a)(iii), 2.3(a)(iv)

and 2.3(a)(v), only to the extent identified on or before the date that the final settlement of the Purchase Price is agreed upon or determined pursuant to Section 8.4(c); and (ii) in the case of Section 2.3(a)(vi), only to the extent paid or received on or before the date that the final settlement of the Purchase Price is agreed upon or determined pursuant to Section 8.4(c):
(i)    decreased or increased, as appropriate, in accordance with Section 3.8(d) or Section 11.5(b);
(ii)    decreased as a consequence of Assets (or any portion thereof) excluded from the transactions contemplated by this Agreement as set forth in Sections 3.7(d), 3.12, 3.13 or 6.1;
(iii)    with respect to production, pipeline, storage, processing, or other imbalances or overlifts affecting the Assets, decreased (for amounts owed by Seller or any of its Affiliates to any Third Party as of the Effective Date) or increased (for amounts owed by any Third Party to Seller or any of its Affiliates as of the Effective Date), as applicable, (A) in the case of gaseous Hydrocarbons, on the basis of the NYMEX natural gas front month index price on the Effective Date, multiplied by the amount of imbalance in MMBtu, (B) in the case of liquid Hydrocarbons, on the basis of the NYMEX crude oil front month index price on the Effective Date, multiplied by the amount of the imbalance in barrels; or (C) by an amount agreed to in writing by the Parties;
(iv)    increased by the aggregate amount of merchantable Hydrocarbon inventories from the Properties in storage tanks upstream of delivery points to the relevant purchasers on the Effective Date and produced for the account of Seller with respect to the Properties prior to the Effective Date, multiplied by the Contract price therefor, or, if there is no applicable Contract, (A) in the case of gaseous Hydrocarbons, multiplied by the NYMEX natural gas front month index price on the Effective Date, or (B) in the case of liquid Hydrocarbons, multiplied by the NYMEX crude oil front month index price on the Effective Date;
(v)    increased by the net amount of all prepaid expenses attributable to the Assets for periods from and after the Effective Date (including prepaid insurance costs, bonuses; rentals; and cash calls to Third Party operators) which have been paid or economically borne by Seller or its Affiliates;
(vi)    adjusted for proceeds and other income attributable to the Assets, Property Costs, and certain other costs attributable to the Assets as follows:
(A)    decreased by an amount equal to the aggregate amount of the following proceeds and/or revenues received by Seller or its Affiliates:
(1)    amounts earned from the sale, during the period from and including the Effective Date through but excluding the Closing Date (the “Adjustment Period”), of Hydrocarbons produced from, or attributable to, the Properties (to the extent paid by Seller, net of any (x) royalties, overriding royalties, and other burdens payable out of such production of oil, gas, or other Hydrocarbons or the proceeds thereof; (y) gathering, processing, and transportation costs paid in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.3(a)(vi)(B); and (z) Property Costs that are otherwise paid or economically borne by Seller in relation to any proceeds or in earning or receiving thereof, and excluding the effects of any futures, options, swaps, or other derivatives), and
(2)    other income earned with respect to the Assets during the Adjustment Period (provided that, for purposes of this Section 2.3(a)(vi), no adjustment shall be made for funds received by Seller for the account of a Third Party and to which Seller does not become entitled prior to the date that the final settlement of the Purchase Price is agreed upon or determined pursuant to Section 8.4(c) and excluding the effects of any futures, options, swaps, or other derivatives);
(B)    increased by an amount equal to the amount of all Property Costs which are incurred by Seller or any of its Affiliates on behalf of Seller in the ownership and operation of the Assets from and after the Effective Date but paid or economically borne by or on behalf of Seller or any of its Affiliates on or prior to the date that the final settlement of the Purchase Price is agreed upon or determined pursuant to Section 8.4(c), except in each case any costs already deducted in the determination of proceeds in Section 2.3(a)(vi)(A);
provided however, notwithstanding anything herein to the contrary, with respect to the Wells described on Schedule 2.3, the Property Costs associated with such Wells shall be borne as described on Schedule 2.3 regardless of when such work occurs or when such Property Costs are incurred or paid;
(vii)    decreased by the amount of royalty, overriding royalty, and other burdens payable out of production of Hydrocarbons from the Properties or the proceeds thereof to Third Parties but held in suspense by Seller (“Suspense Funds”) at the Closing, and any interest accrued in escrow accounts for such Suspense Funds, to the extent such funds are not transferred to Purchaser’s control at the Closing; and
(viii)    increased by the amount of Asset Taxes allocated to Purchaser pursuant to Section 9.1 but paid or otherwise economically borne by Seller (or any of its Affiliates) and decreased by the amount of Asset Taxes allocated to Seller pursuant to Section 9.1 but not paid or otherwise economically borne by Seller (or any of its Affiliates), in each case, determined as of the Closing Date.
(b)    Adjustments to the Base Purchase Price pursuant to Section 2.3(a) shall be effected as follows:
(i)    if the net total amount of all adjustments to the Base Purchase Price pursuant to Section 2.3(a) results in a decrease to the Base Purchase Price, such adjustments shall be effected (A) first, by decreasing the Base Cash Consideration and the Base Stock Consideration on a pro rata basis based on the percentage of the Transaction Value represented by each (valuing the Base Stock Consideration at a price per share equal to the Reference Price, with the decrease to the Base Stock Consideration being the number of shares of Class A Common Stock equal to the quotient of (1) the dollar amount of the pro rata decrease to the Base Purchase Price to be applied to the Base Stock Consideration divided by (2) the Reference Price, rounded up or down to the nearest whole number of shares of Class A Common Stock), and (B) second, to the extent the Stock Consideration has been reduced to zero by such adjustments, thereafter by decreasing the Base Cash Consideration; or
(ii)    if the net total amount of all adjustments to the Base Purchase Price pursuant to Section 2.3(a) results in an increase to the Base Purchase Price, such adjustments shall be effected by increasing the Base Cash Consideration by an amount equal to the amount of such increase to the Base Purchase Price;
provided, however, that the foregoing provisions of this Section 2.3(b) shall not apply to any adjustments to the Purchase Price made after the Closing, which adjustments shall be effected solely pursuant to the applicable provisions of this Agreement that specifically govern such adjustments or the settlement thereof by payments by the Parties.

2.4    Certain Ordinary-Course Costs and Revenues.
(a)    With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Date but received or paid after the Effective Date:
(i)    Seller shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Date, of Hydrocarbons produced from, or attributable to, the Properties, which amounts are received after Closing but prior to the Cut-Off Date (net of any (A) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii); and (B) Property Costs that are deducted by the purchaser of production), and to all other income earned with respect to the Assets up to but excluding the Effective Date and received after Closing but on or before the Cut-Off Date.
(ii)    Seller shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred prior to the Effective Date; provided, however, that Seller’s responsibility for the foregoing with respect to which Seller does not have knowledge of as of the Cut-Off Date shall terminate on the Cut-Off Date.
(b)    Purchaser shall be entitled to all amounts earned from the sale, during the period from and after the Effective Date, of Hydrocarbons produced from, or attributable to, the Properties, and to all other income earned with respect to the Assets from and after the Effective Date, and shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Date.
(c)    Without duplication of any adjustments made pursuant to Section 2.3(a)(vi), should Purchaser or any Affiliate of Purchaser receive after Closing any proceeds or other income to which Seller is entitled under Section 2.4(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller.
(d)    Without duplication of any adjustments made pursuant to Section 2.3(a)(vi), should Purchaser, or any Affiliate of Purchaser, pay after Closing any Property Costs for which Seller is responsible under Section 2.4(a), Purchaser shall be reimbursed by Seller promptly after receipt of Purchaser’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(e)    Notwithstanding anything herein to the contrary, without duplication of any adjustments made pursuant to this Article 2, should Seller or any Affiliate of Seller receive after Closing any amounts earned from the sale of Hydrocarbons produced from, or attributable or allocable to, the Properties or other income earned with respect to the Assets for the period of time from and after the Effective Date, Seller shall fully disclose, account for, and promptly remit the same to Purchaser.
(f)    Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Properties and other income earned with respect to the Assets, to the extent such amounts have not been received on or before the Cut-Off Date.
(g)    All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.
2.5    Procedures.
(a)    For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3 and Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline flange connecting into the tank batteries related to each Well or if there are not storage facilities, when they pass through the LACT meter or similar meter at the entry point into the pipelines through which they are transported from such Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging or strapping data are not available.
(b)    Surface use or damage fees, insurance premiums (and refunds thereof), and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Date.
(c)    After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 2.4, provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Seller is partially responsible.
(d)    “Earned” and “incurred,” as used in Section 2.3 and Section 2.4, shall be interpreted in accordance with accounting recognition guidance under GAAP.
(e)    Seller and its Affiliates shall not be required to balance in kind with respect to any imbalances existing as of Closing or turn over physical inventories of Hydrocarbons that have been sold prior to Closing, it being understood and agreed that Purchaser’s rights with respect to any such Assets shall be satisfied exclusively pursuant to Section 2.3, Section 2.4 and Article 11 (with respect to the representation in Section 4.7).
2.6    Withholding. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller such amounts for Taxes as may be required to be deducted or withheld therefrom under the Code, under any Tax Law; provided that Purchaser shall use commercially reasonable efforts to (i) with at least five (5) days advance notice, notify the Seller of the intention to deduct and withhold such amounts and the reason therefor, (ii) consult with Seller in good faith to determine whether such deduction or withholding is required under applicable Law, and (iii) reasonably cooperate with Seller in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be remitted by Purchaser to the relevant Governmental Authority on a timely basis and shall be treated for all purposes as having been paid to Seller.
ARTICLE 3
TITLE AND ENVIRONMENTAL MATTERS
3.1    Purchaser’s Title Review.
(a)    From and after the Execution Date, and pursuant and subject to the terms of Sections 6.1 and 6.5, Purchaser shall have the right to conduct a review of Seller’s title to the Assets. The provisions of this Article 3, Section 7.2(d), and the special warranty of Defensible Title in the

Assignment, Deed and Bill of Sale provide Purchaser’s exclusive remedy with respect to any Title Defects or other deficiencies or defects in Seller’s title to the Properties.
(b)    Purchaser’s rights with respect to title to the Properties pursuant to this Article 3 are limited to the Leases and Wells shown on Exhibit A-1 and Exhibit A-2, and Seller hereby expressly disclaims and negates any and all warranties of title whatsoever, whether express, implied, statutory, or otherwise, except for the special warranty of Defensible Title in the Assignment, Deed and Bill of Sale.
(c)    The Assignment, Deed and Bill of Sale to be executed and delivered by the Parties at Closing (the “Assignment, Deed and Bill of Sale”) shall be in the form attached hereto as Exhibit B-1, and shall contain a special warranty of Defensible Title to the Properties shown on Exhibits A-1, A-2 and A-3 by, through or under Seller and its Affiliates, but not otherwise, subject to the Permitted Encumbrances. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Assignment, Deed and Bill of Sale for which Purchaser has not furnished to Seller a valid defect claim notice that substantially satisfies the requirements set forth in Section 3.6(a)(i) through (v) on or before the date that is thirty six (36) months after Closing. Purchaser shall not be entitled to protection under Seller’s special warranty of Defensible Title in the Assignment, Deed and Bill of Sale against any Title Defect reported by Purchaser to Seller in a Title Defect notice delivered by Purchaser pursuant to Section 3.6(a) prior to the Defect Claim Date. If Purchaser provides written notice of a breach of the special warranty of Defensible Title to Seller, Seller shall have a reasonable opportunity to cure such breach (at Seller’s sole cost and expense) for a period not to exceed ninety (90) days following Seller’s receipt of such notice. In any event, the recovery on a breach of Seller’s special warranty of Defensible Title under any Assignment, Deed and Bill of Sale (excluding any recovery attributable to such breaches that result from security interests, deeds of trust, mortgages, pledges or similar interests granted by Seller) shall not exceed the Allocated Value of the affected Asset.
3.2    Definition of Defensible Title.
(a)    As used in this Agreement, the term “Defensible Title” means that title of Seller that is fairly deducible of record, or, where title is derived by unrecorded instruments or documented elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements in the Properties (with respect to the Target Interval unless otherwise expressly depth limited within the Target Interval as set forth on Exhibit A-1), as applicable, which, as of the Execution Date, Effective Date and the Closing Date and subject to and except for Permitted Encumbrances:
(i)    with respect to each Well set forth on Exhibit A-2, entitles Seller to not less than the Net Revenue Interest set forth in Exhibit A-2 for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under the terms of the Agreement), (B) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from the establishment or amendment, after the date hereof, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under the terms of this Agreement), (D) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as stated in Exhibit A-2;
(ii)    with respect to each Well set forth on Exhibit A-2, obligates Seller to bear a Working Interest for such Well that is not greater than the Working Interest set forth in Exhibit A-2 for such Well without increase throughout the productive life of such Well, except (A) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law,(B) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest for such Well, and (C) as stated in Exhibit A-2;
(iii)    with respect to each Lease on Exhibit A-1, entitles Seller to ownership of not less than the Net Acres set forth in Exhibit A-1 for such Lease, and entitles Seller to not less than the Net Revenue Interest set forth in Exhibit A-1 for such Lease, except for, in each case, (A) decreases in connection with those operations in which Seller may elect after the date hereof to be a non-consenting co-owner (if, and solely to the extent, such election is otherwise permissible under the terms of the Agreement), (B) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) decreases resulting from the establishment or amendment, after the Execution Date, of pools or units (if, and solely to the extent, such establishment or amendment thereof is otherwise permissible under the terms of this Agreement), (D) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (E) as otherwise expressly stated in Exhibit A-1;
(iv)    is free and clear of liens, charges, encumbrances and defects, other than Permitted Encumbrances.
(b)    As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, or defect, including a discrepancy in Net Revenue Interest, Net Acres or Working Interest, that causes Seller’s title to any Lease or Well described on Exhibit A-1 or Exhibit A-2 to be less than Defensible Title. As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller in any Lease or Well above that shown for such Lease or Well on Exhibit A-1 or Exhibit A-2 to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest shown on Exhibit A-2, (ii) increase the Net Acre ownership of Seller in any Lease above that shown for such Lease on Exhibit A-1 without causing a decrease in the Seller’s Net Revenue Interest below that shown for such Lease on Exhibit A-1, or (iii) decrease the Working Interest of Seller in any Well below that shown for such Well on Exhibit A-2.
3.3    Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:
(a)    lessors’ royalties and any overriding royalties, reversionary interests, back-in interests, and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest or Net Acre ownership in any Property below that shown in Exhibit A-1 or Exhibit A-2 for such Property or increase Seller’s Working Interest in any Property above that shown in Exhibit A-2 for such Property without a corresponding increase in the Net Revenue Interest;
(b)    the terms of all Leases, Contracts (in the case of Material Contracts, limited to those set forth on Schedule 4.5), Rights of Way, and any other agreements applicable to the Assets, including provisions for obligations, penalties, suspensions, or forfeitures contained therein, to the extent that they do not, in the absence of non-consent elections or default, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest or Net Acre ownership in any Property below that shown in Exhibit A-1 or Exhibit A-2 for such Property or increase Seller’s Working Interest in any Property above that shown in Exhibit A-2, as applicable, for such Property without a corresponding increase in Net Revenue Interest or (ii) materially impair the operation or use of the Assets as currently operated and used;
(c)    rights of first refusal, preferential rights to purchase, and similar rights with respect to the Assets as set forth on Schedule 4.8;

(d)    Third Party consent requirements and similar restrictions (i) that are not applicable to the sale of the Assets contemplated by this Agreement, (ii) if waivers or consents are obtained from the appropriate Persons prior to the Closing Date, (iii) if the appropriate time period for asserting the right has expired, (iv) that need not be satisfied prior to a transfer of such Asset, (v) which are not Material Consents; or (vi) that solely relate to Excluded Records or other Excluded Assets;
(e)    liens for Taxes not yet due and payable or, if due and payable, being contested in good faith by appropriate proceedings by or on behalf of Seller and listed on Schedule 4.3(c);
(f)    liens created under the terms of the Leases, Contracts or Rights of Way that, in each case, are for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions by or on behalf of Seller (which actions are described and set forth on Schedule PE as of the Execution Date);
(g)    materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions and are listed on Schedule PE;
(h)    all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of such leases, rights or interests;
(i)    failure to record Leases issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease, including the Bureau of Land Management or the New Mexico State Land Office, or the delay or failure of any Governmental Authority to approve the assignment of any Property to Seller or any predecessor in title to Seller;
(j)    defects based solely on the failure of records in the Bureau of Land Management to reflect approved agreements, provided that the instruments evidencing such agreements have been filed and are awaiting approval with the Bureau of Land Management and are recorded in the counties in which such Leases or Assets are located;
(k)    rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(l)    easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not, individually or in the aggregate, materially interfere with or impair the use, ownership or operation of the Assets subject thereto or affected thereby (as currently used, valued, owned and/or operated as of the Execution Date);
(m)    rights of a common owner of any interest in Rights of Way held by Seller, to the extent that the same do not materially interfere with or impair the use, ownership or operation of the

Assets subject thereto or affected thereby (as currently used, valued, owned and/or operated as of the Execution Date);
(n)    any lien, charge, or other encumbrance which is expressly waived, assumed, bonded, or paid by Purchaser on or prior to Closing or which is discharged by Seller at or prior to Closing;
(o)    failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent affirmative evidence of an actual claim of superior title from Third Party attributable to such matter;
(p)    lack of a survey, unless a survey is required by Law;
(q)    any defect based on a failure to conduct operations, cessation of production or insufficient production over any period of time following the drilling and completion of a well capable of producing in paying quantities on any Lease (or on any lands pooled or unitized therewith), except to the extent Purchaser provides reasonable evidence that such cessation of production, insufficient production or failure to conduct operations has (i) given the applicable lessor or any other third Person the right to terminate (or partially terminate) all or a portion of the applicable Lease or (ii) resulted in the expiration or termination (or partial expiration or termination) of the applicable Lease pursuant to its terms;
(r)    all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets, (iv) to use any Asset in a manner which does not materially interfere with or impair the use, ownership or operation of such Asset for the purposes for which it is currently used, owned and operated as of the Execution Date, or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;
(s)    any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, or employment Laws or regulations as set forth on Schedule PE;
(t)    assertions that Seller’s, Seller’s representatives’ or the applicable operator’s files lack information (including title opinions), or defects based on the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in any instrument provided or made available to Purchaser by Seller or in a recorded instrument (or a reference to a further unrecorded instrument in any such instrument), if no claim has been made under such unrecorded instruments within the last ten (10) years;
(u)    lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent affirmative evidence of an actual claim of superior title from a Third Party attributable to such matter;
(v)    [reserved];
(w)    any matter that is capable of being cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than twenty (20) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the Assets;
(x)    unreleased instruments (including prior oil and gas leases and mortgages) that have expired and terminated by their own terms or the enforcement of which is barred by applicable statutes of limitation, in each case, absent reasonable evidence that such instruments (i) continue in force and effect or (ii) give rise to, or would reasonably be expected to give rise to, a Third Party’s superior claim of title to the applicable Asset(s);
(y)    depth severances or other changes in Seller’s Working Interest, Net Revenue Interest, or Net Acre ownership for a Property with depth severances to the extent that they do not reduce Seller’s Net Acre ownership in, or Net Revenue Interest for, a Property below that shown on Exhibit A-1 or Exhibit A-2 for such Property or increase Seller’s Working Interest for a Well or Lease beyond that shown on Exhibit A-2 or Exhibit A-1 for such Well or Lease without a corresponding increase in Seller’s Net Revenue Interest for such Well or Lease above that shown for such Well on Exhibit A-2 or Lease on Exhibit A-1;
(z)    calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;
(aa)    maintenance of uniform interest provisions (i) contained in any Contract to the extent (A) compliance with such provisions has been waived in writing by the parties to such Contract, or (B) Purchaser is able to confirm (through review of the Records and communications with, and cooperation from, Seller) that such maintenance of uniform interest provisions have been previously violated without the transferring party obtaining waivers, or without a non-transferring party under such Contract having filed a lawsuit or having asserted a claim for breach of such Contract, or (ii) contained in any Lease to the extent the applicable lessor has waived compliance with such provisions in writing or breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;
(bb)    defects arising solely from any change in applicable Laws after the Execution Date;
(cc)    defects based on Purchaser’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique) with respect to any existing Well;
(dd)    production payments that have expired of their own terms or that have paid out with respect to the applicable Property;
(ee)    defects based on Seller’s failure to have a title opinion or title insurance policy;
(ff)    any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, or (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease;
(gg)    defects based on or arising out of the allocation of production of Hydrocarbons or from the failure of Seller to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement, in each case, with respect to any horizontal Well that crosses more than one Lease, or tract, to the extent (i) such Well has been permitted by the New Mexico Oil Conservation Division or other applicable

Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, total surface acreage in the applicable proration unit, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production;
(hh)    any defect arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession;
(ii)    any lien, obligation, burden, defect, or loss of title resulting from Seller’s conduct of business required to comply with this Agreement;
(jj)    lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets, or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created that do not individually or in the aggregate, reduce Seller’s Net Revenue Interest or Net Acre ownership in any Property below that shown in Exhibit A-1 or Exhibit A-2 for such Property or increase Seller’s Working Interest in any Property above that shown in Exhibit A-2, as applicable, for such Property without a corresponding increase in Net Revenue Interest or materially interfere with or impair the use, value, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, valued, owned or operated as of the Execution Date);
(kk)    the terms and conditions of this Agreement;
(ll)    any matters reflected on Schedule 3.3, Exhibit A-1 or Exhibit A-2;
(mm)    defects arising from a Net Revenue Interest or Net Acre ownership discrepancy in any Property shown in Exhibit A-1 or Exhibit A-2 so long as the missing Net Revenue Interest or Net Acres are owned by Titus II Seller under the Titus II PSA and will be conveyed to Purchaser thereunder; and
(nn)    such Title Defects as Purchaser may have waived or that Purchaser is deemed to have waived pursuant to the express terms of this Agreement.
3.4    Environmental Assessment.
(a)    From and after the Execution Date, and subject to the terms of Sections 6.1 and 6.5, Section 7.2(d) and this Section 3.4, Purchaser shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental Consultant”), to conduct, an inspection of the environmental condition of the Properties (the “Environmental Review”) which shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) (“Phase I”). With respect to any Assets that are operated by a Third Party, Seller shall use commercially reasonable efforts to obtain permission from the operator of each Property for Purchaser or the Environmental Consultant to conduct the Environmental Review; provided, however, that, subject to Section 6.1, Seller shall have no liability to Purchaser for failure to obtain such operator’s permission so long as Seller has used its commercially reasonable efforts to obtain permission from the applicable Third Party operator of such Asset(s) for Purchaser and/or the Environmental Consultant to conduct the Environmental Review with respect to such Asset(s), and Seller shall not be required to make any payments or undertake any obligations for the benefit of any other Person with respect to such access. Purchaser shall provide Seller with a minimum of three (3) Business Days’ advance notice of its proposed environmental assessment activities prior to entering the Property to be assessed. Seller shall have the right to have one or more representatives accompany Purchaser and the Environmental Consultant at all times during the Environmental Review. The Environmental Review shall not include any sampling, boring, operation of Equipment, or other invasive activity without the prior written consent of Seller, which consent can be withheld in Seller’s sole discretion, and that of any applicable Third Party operator; provided, however, that in the event that (i) Purchaser determines in good faith that any Phase I conducted by Purchaser or any Environmental Consultant identifies the existence of any actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) with respect to any of the Assets and concludes or recommends that conducting any invasive activity(ies) with respect to the affected Asset(s) is reasonably necessary in order for Purchaser or the Environmental Consultant to determine the nature, scope and/or extent of such identified actual or potential “recognized environmental condition” (or any other fact, condition or circumstance that, individually or in the aggregate, would reasonably be expected to give rise to or otherwise indicate the potential existence of an Environmental Defect) and/or the Environmental Defect Amount thereof and (ii) Seller fails to grant its consent (which consent can be withheld in Seller’s sole discretion for any reason or no reason) to such invasive activity(ies) within five (5) days of its receipt of Purchaser’s request therefor, then Purchaser shall have the right (in its sole discretion) to elect in writing to exclude the affected Asset(s) from the transactions contemplated by this Agreement and, in such event, (1) the Base Purchase Price shall be reduced by the Allocated Value, if any, of such affected Asset(s), (2) such affected Asset(s) shall be deemed to be excluded from the definition of “Assets” and from the applicable exhibits attached hereto, (3) Purchaser shall have no obligations or liabilities of any kind with respect to such excluded affected Assets and (4) such affected Assets(s) shall thereafter be deemed to constitute Excluded Assets for all purposes of this Agreement; provided, for the avoidance of doubt, Purchaser shall not have the right to exclude Assets that are operated by a Third Party. In performing its Environmental Review, Purchaser shall (and shall cause the Environmental Consultant and Purchaser’s other representatives to): (i) perform all work in a safe and workmanlike manner; (ii) perform all work in such a way as to not unnecessarily and unreasonably interfere with the operation of any Property or the business of Seller; (iii) comply with all applicable Laws; and (iv) at its sole cost, risk, and expense, restore the Properties to their condition prior to the commencement of the Environmental Review with respect to any physical damages or disturbances caused by the Environmental Review.
(b)    Purchaser shall provide to Seller (free of cost) copies of any final environmental reports and results generated by the Environmental Consultant to Seller promptly after receipt thereby by Purchaser. Except (i) as may be required or permitted pursuant to the exercise of the rights and/or fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Law, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Purchaser and Seller and their respective Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any Third Party without the consent of Purchaser or Seller, as applicable, which consent shall not be unreasonably withheld or delayed. If this Agreement is terminated prior to the Closing, Purchaser shall continue to be subject to the confidentiality obligations in this Section 3.4(b) and shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Each of Seller and Purchaser shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the terms of this Section 3.4(b) that are applicable to such Persons. If the Closing occurs, the foregoing confidentiality obligations set forth in this Section 3.4(b) shall not apply to Purchaser and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives, but shall, for purposes of clarity, remain in full force and effect with respect to Seller and its Affiliates and its and their respective officers, directors, employees, contractors, consultants and other Representatives.
(c)    Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain hazardous materials, including asbestos and NORM. Hazardous materials, including asbestos and NORM, may have come into contact with various environmental media, including water, soils, or sediment. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED. AS OF CLOSING, PURCHASER SHALL HAVE INSPECTED AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES, AND SHALL BE DEEMED TO HAVE SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS.
3.5    Environmental Defects. As used in this Agreement, the term “Environmental Defect” means any condition, matter, obligation, or circumstance with respect to the Assets that constitutes, or arises from, a breach of Environmental Law or results in the Asset not being in compliance with, or presently requires (or if known would presently require) such Asset to be subject to a remedial or corrective action obligation pursuant to, any Environmental Law; provided, however, that the term “Environmental Defect” shall not include (i) current obligations to plug or abandon any well, (ii) the matters addressed in Section 3.4(c) or (iii) the matters that are disclosed on Schedule 3.5.
3.6    Notice of Title and Environmental Defects and Benefits; Adjustment.
(a)    To assert a claim for a Title Defect, Purchaser must deliver a defect claim notice or notices to Seller on or before 5:00 p.m. local time in Houston, Texas, on August 1, 2022 (the “Defect Claim Date”). Each such notice shall be in writing and shall include:
(i)    a description of the alleged Title Defect(s);
(ii)    the Property affected;
(iii)    the Allocated Value of the Property subject to the alleged Title Defect(s);

(iv)    to the extent in Purchaser’s possession or control, copies of supporting documents reasonably necessary for Seller (as well as any attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s); and
(v)    Purchaser’s good faith estimate of the Title Defect Amount attributable to such individual alleged Title Defect and the computations and information upon which Purchaser’s estimate is based.
Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any such notice of Title Defect to include any of the information or documentation identified or described in Section 3.6(a) above shall not render such notice void or ineffective so long as such notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature, and Purchaser’s good faith estimate of the applicable Title Defect(s) and Title Defect Amount(s) asserted therein.
WITHOUT LIMITATION OF PURCHASER’S RIGHTS PURSUANT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, DEED AND BILL OF SALE OR RIGHTS SET FORTH IN ARTICLE 11 AND EXCEPT FOR INSTANCES OF FRAUD, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS OR OTHER DEFICIENCIES OR DEFECTS IN SELLER’S TITLE TO THE PROPERTIES (AND ANY ADJUSTMENTS TO THE BASE PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED, ON OR BEFORE THE DEFECT CLAIM DATE, A VALID TITLE DEFECT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.6(A).
(b)    Should Purchaser discover any Title Benefit on or before the Defect Claim Date, Purchaser shall, as soon as practicable, but in any case, by the Defect Claim Date, deliver to Seller a notice including:
(i)    a description of the Title Benefit;
(ii)    the Property affected;
(iii)    the Allocated Value of the Property subject to such Title Benefit; and
(iv)    Purchaser’s good faith estimate of the Title Benefit Amount attributable to such individual alleged Title Benefit and the computations and information upon which Purchaser’s estimate is based.
Seller shall have the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Defect Claim Date with respect to each Title Benefit discovered by Seller. SELLER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE BENEFITS OF WHICH NO PARTY HAS RECEIVED ON OR BEFORE THE DEFECT CLAIM DATE A VALID BENEFIT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.6(B), EXCEPT TO THE EXTENT PURCHASER HAS FAILED TO GIVE A NOTICE WHICH IT WAS OBLIGATED TO GIVE UNDER THIS SECTION 3.6(B).
(c)    To assert a claim for an Environmental Defect, Purchaser must, on or before the Defect Claim Date, deliver to Seller one or more notices relating to Environmental Defects, which notices shall be in writing and shall include:

(i)    a description of the alleged Environmental Defect, including the specific provisions of the Environmental Laws alleged to be violated and the facts that substantiate such alleged violation;
(ii)    the Assets affected by such alleged Environmental Defect;
(iii)    to the extent in Purchaser’s possession or control, such supporting documentation and Environmental Information as is reasonably necessary for Seller (as well as any consultant hired by Seller) to verify the existence of the alleged Environmental Defect; and
(iv)    Purchaser’s good faith estimate of the Environmental Defect Amount attributable to such individual alleged Environmental Defect and the computations and information upon which Purchaser’s estimate is based.
Notwithstanding anything to the contrary in this Agreement, an immaterial failure of any such notice of Environmental Defect to include any of the information or documentation identified or described in Section 3.6(c) above shall not render such notice void or ineffective so long as such notice is otherwise reasonably sufficient to provide notice to Seller of the existence, nature and Purchaser’s good faith estimate of the applicable Environmental Defect(s) and Environmental Defect Amount(s) asserted therein.
WITHOUT LIMITATION OF PURCHASER’S RIGHTS SET FORTH IN ARTICLE 11, AND EXCEPT FOR INSTANCES OF FRAUD, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS (AND ANY ADJUSTMENTS TO THE BASE PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT CLAIM DATE A VALID ENVIRONMENTAL DEFECT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 3.6(C).
(d)    Purchaser agrees to use good faith efforts to provide Seller with periodic (but in no event less frequently than before 4:00 p.m. local time in Houston, Texas on Friday of each week prior to the Defect Claim Date) updates in writing concerning the progress of Purchaser’s title and environmental due diligence prior to the Defect Claim Date (including any potential Title Defects, Title Benefits or Environmental Defects discovered by Purchaser), which updates can be preliminary in nature
3.7    Cure; Right to Exclude Environmental Defect Properties.
(a)    Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, risk, and expense, to cure or remove, on or before ninety (90) days after the Closing Date (the “Cure Date”), any alleged Title Defects or Environmental Defects of which Seller has been advised by Purchaser pursuant to Section 3.6(a) or 3.6(c) by providing written notice to Purchaser on or before 5:00 p.m. local time in Houston, Texas on the date that is at least three (3) Business Days prior to the Closing Date of its intent to attempt to cure such alleged Title Defects or Environmental Defects. With respect to any Title Defect or Environmental Defect that Seller elects to cure pursuant to this Section 3.7(a), the Title Defect Amounts and Environmental Defect Amounts with respect to such Title Defect or Environmental Defect shall be addressed as provided in Section 3.8(e) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(e). The election by Seller to attempt to cure one or more of such alleged Title Defects or Environmental Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution and shall not constitute a waiver of any of the rights of Seller pursuant to this

Article 3, including Seller’s right to dispute the existence, nature, or value of such Title Defect or Environmental Defect.
(b)    With respect to any alleged Title Defect or Environmental Defect which Seller has elected to attempt to cure pursuant to Section 3.7(a) above, subject to the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence or Title Defect Amount or Environmental Defect Amount with respect to such alleged Title Defect or Environmental Defect, to the extent any such Title Defect or Environmental Defect is not cured by Seller on or before the Cure Date, any adjustment that is required under Section 3.8(a) with respect to such Title Defect or Environmental Defect shall be made pursuant to Section 3.8(e) below.
(c)    Any dispute relating to whether and to what extent an alleged Title Defect or Environmental Defect has been cured shall be deemed to be a Disputed Matter and shall be resolved as set forth in Section 3.10, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before ten (10) Business Days after the Cure Date; provided, however, that any prior or concurrent determination by a Title Arbitrator or Environmental Arbitrator with respect to Title Defects or Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to attempt to cure pursuant to Section 3.7(a) shall be binding on Seller and Purchaser with respect to such Title Defect or Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).
(d)    Notwithstanding the foregoing, each of Seller and Purchaser shall have the right to exclude any Asset affected by an alleged Environmental Defect from this Agreement by delivery of written notice to the other party of the exercise of such right no later than two (2) Business Days prior to the Closing Date if Purchaser’s good faith estimate of the Environmental Defect Amount(s) for such affected Asset(s), as set forth in the applicable notice of Environmental Defect, equals or exceeds (i) one hundred percent (100%) of the Allocated Value of the applicable Asset or (ii) $250,000 if the relevant Asset does not have an Allocated Value, then, in either such case, such Asset shall be deemed deleted from the Exhibits and Schedules hereto and constitute an “Excluded Asset” for all purposes of this Agreement and, the Closing Cash Payment shall be reduced by the Allocated Value of the applicable affected Asset (if any). If, pursuant to Section 3.7(a), Seller provides written notice to Purchaser of Seller’s intent to attempt to cure the alleged Environmental Defect, or such Environmental Defect is a Disputed Matter, in each case, affecting an Asset excluded pursuant to this Section 3.7(d), (i) to the extent any such Environmental Defect is not cured by Seller on or before the Cure Date, any adjustment that is required under Section 3.8(a) with respect to such Environmental Defect shall be made pursuant to Section 3.8(f) below, and (ii) if Seller cures the Environmental Defect affecting such Asset on or before the Cure Date, or the Environmental Arbitrator determines that the Environmental Defect Amount is less than (A) the Allocated Value of the affected Asset(s) or (B) $250,000 if the relevant Asset does not have an Allocated Value, then, in either case, such Asset(s) shall be conveyed to Purchaser pursuant to an Assignment, Deed and Bill of Sale (and, as applicable, Purchaser shall pay Seller the amount owing, if any, pursuant to Section 3.8(f)).
3.8    Adjustment for Title Defects and Benefits and Environmental Defects.
(a)    With respect to each Property affected by Title Defects or Environmental Defects reported under Section 3.6(a) or Section 3.6(c), subject to Section 3.7(d), such Property shall be assigned at Closing subject to all uncured Title Defects and Environmental Defects, and (except with respect to Properties for which Seller has elected to attempt to cure such Title Defects or Environmental Defects pursuant to Section 3.7(a)) the Base Purchase Price shall be reduced by (i) in the case of a Title Defect, an amount determined pursuant to Section 3.9(a) (the “Title Defect Amount”), and (ii) in the case of an Environmental Defect, an amount determined pursuant to Section 3.9(c) (the “Environmental Defect

Amount”), in each case as provided in Sections 3.8(d) and 3.8(e), as applicable; provided, however, that, notwithstanding the foregoing, no reduction shall be made in the Base Purchase Price with respect to any Title Defect or Environmental Defect for which Seller, at its election, elects to attempt to cure pursuant to Section 3.7(a).
(b)    With respect to each Property affected by Title Benefits reported under Section 3.6(b) (or for which Seller provides a notice to Purchaser meeting the requirements under Section 3.6(b) prior to Closing), the Base Purchase Price shall be increased for each Title Benefit by an amount determined pursuant to Section 3.9(b) (the “Title Benefit Amount”), in each case as provided in Sections 3.8(d) and 3.8(e), as applicable.
(c)    Seller and Purchaser shall use good faith efforts to attempt to agree upon the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c) above, as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts, on or before the Closing Date. If Seller and Purchaser are unable to agree by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits, Environmental Defects, reported pursuant to Sections 3.6(a), 3.6(b) and 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts which are then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.10(a) with respect to Disputed Matters concerning Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts, and Section 3.10(b) with respect to Disputed Matters concerning Environmental Defects and/or Environmental Defect Amounts.
(d)    At Closing, the Base Purchase Price shall be adjusted (i) in accordance with Section 3.8(a) with respect to any Title Defects and Environmental Defects which (A) Seller has not elected to attempt to cure pursuant to Section 3.7(a) and (B) which are not Disputed Matters and (ii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.
(e)    At Closing, an amount equal to the sum of all Title Defect Amounts (or portions thereof) and Environmental Defect Amounts (or portions thereof) which would potentially create an adjustment to the Base Purchase Price under Sections 3.8(a) and 3.8(b) after giving effect to the other limitations contained in this Article 3, in each case, as based on such amounts as are asserted in good faith by Purchaser in the applicable Title Defect notices and Environmental Defect notices provided in accordance with Sections 3.6(a) and 3.6(b), as applicable, for (i) any Title Defects and Environmental Defects which Seller elects to attempt to cure pursuant to Section 3.7(a) (in each case to the extent that Seller has not actually cured such Title Defects or Environmental Defects as of the Closing Date and Seller and Purchaser shall cooperate in good faith to seek to reach agreement prior to Closing on whether or not a Title Defect or Environmental Defect has been cured (or partially cured) by Closing) or (ii) which are Disputed Matters (such aggregate amount of the items in subparts (i) and (ii) of this sentence, the “Defect Escrow Amount”), shall be deducted in the calculation of the Closing Cash Payment, as provided in Section 8.4(a); and at the Closing, Purchaser shall deposit the Defect Escrow Amount into a separate escrow account established with Escrow Agent (the “Defect Escrow Account”), to be governed by a separate escrow agreement to be executed at Closing among Seller, Purchaser, and the Escrow Agent, in substantially the same form as the Escrow Agreement (the “Defect Escrow Agreement“). The Defect Escrow Amount shall be held, invested and disbursed in accordance with the terms of this Article 3 and the Defect Escrow Agreement pending the curing or resolution of the applicable Title Defects and Environmental Defects. For the avoidance of doubt, the Defect Escrow Account and Defect Escrow Agreement shall be independent of and separate from the General Escrow Account and General Escrow Agreement established for the Deposit and the Indemnity Escrow.
(f)    After Closing the Base Purchase Price shall be adjusted for (i) any Title Defects and Environmental Defects which (A) Seller elects to attempt to cure pursuant to Section 3.7(a) or

(B) which are Disputed Matters, in each case, to the extent the Title Defect Amounts and Environmental Defect Amounts for such Title Defects and Environmental Defects are included in the Defect Escrow Amount and (ii) any Title Benefits which are Disputed Matters as provided in this Section 3.8(f). Within ten (10) Business Days after the later of the Cure Date or the determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.10(a) and Section 3.10(b), as applicable, and after consideration of all other adjustments previously made to the Base Purchase Price and after giving effect to the limitations provided in Section 3.9 or elsewhere in this Article 3, the Parties shall execute joint written instructions to the Escrow Agent instructing it to pay to Seller or Purchaser, as applicable, the portion of the Defect Escrow Amount equal to the net amount which such Party is entitled in order to make the adjustments to the Base Purchase Price called for pursuant to this Section 3.8, with respect to (a) any Disputed Matters, as determined by the applicable Title Arbitrator or Environmental Arbitrator under Section 3.10(a) or Section 3.10(b), and (b) any Title Defects or Environmental Defects which Seller elected to attempt to cure pursuant to Section 3.7(a) and which are not Disputed Matters after considering the extent such Title Defects and/or Environmental Defects have been cured as provided in Section 3.7. Seller and Purchaser shall treat any amounts paid pursuant to this Section 3.8(f) as an adjustment to the Base Purchase Price for U.S. federal Income Tax purposes and any payment made pursuant to this Section 3.8(f) shall be made by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by the Party receiving such payment.
(g)    EXCEPT AS SET FORTH IN ARTICLE 11, AND THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, DEED AND BILL OF SALE, THIS SECTION 3.8 SHALL AND EXCEPT FOR INSTANCES OF FRAUD, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF PURCHASER WITH RESPECT TO TITLE DEFECTS AND OTHER DEFICIENCIES IN TITLE TO THE ASSETS AND ANY ENVIRONMENTAL DEFECTS AND OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS. IN THIS REGARD AND WITHOUT LIMITATION OF THE PRECEDING SENTENCE, IF A TITLE DEFECT OR OTHER DEFICIENCY IN TITLE TO THE ASSETS OR ENVIRONMENTAL DEFECT OR OTHER DEFECT OR DAMAGE RELATED TO THE ENVIRONMENTAL CONDITION OF THE ASSETS RESULTS FROM ANY MATTER WHICH COULD ALSO RESULT IN THE BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER AS SET FORTH IN ARTICLE 4 OF THIS AGREEMENT (OTHER THAN SECTION 4.15), THEN PURCHASER SHALL ONLY BE ENTITLED TO ASSERT SUCH MATTER PRIOR TO THE DEFECT CLAIM DATE AS A TITLE DEFECT OR ENVIRONMENTAL DEFECT, AS APPLICABLE, IN EACH CASE, TO THE EXTENT PERMITTED BY THIS ARTICLE 3 AND SHALL BE PRECLUDED FROM ALSO ASSERTING SUCH MATTER AS THE BASIS OF THE BREACH OF ANY SUCH REPRESENTATION OR WARRANTY. FURTHER, WITHOUT LIMITING THE PRECEDING SENTENCES, EXCEPT AS PROVIDED IN SECTION 3.6(A) AND SECTION 3.6(C), PURCHASER RELEASES, REMISES, AND FOREVER DISCHARGES SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE MEMBERS, SHAREHOLDERS, INTEREST OWNERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF, ANY TITLE DEFECT, ENVIRONMENTAL DEFECT, OR OTHER DEFICIENCY IN TITLE TO, OR OTHER DEFECTS OR DAMAGES RELATED TO THE ENVIRONMENTAL CONDITION OF, ANY ASSET.

3.9    Calculation of Title Defect Amounts, Title Benefit Amounts, and Environmental Defect Amounts.
(a)    The Title Defect Amount resulting from a Title Defect shall be determined as follows:
(i)    if Purchaser and Seller agree in writing upon the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Property;
(iii)    with respect to the Target Interval (except as expressly depth limited within the Target Interval as set forth on Exhibit A-1), if the Title Defect represents a discrepancy between (A) Seller’s aggregate ownership of Net Acres for any Lease and (B) the amount of Net Acres set forth for such Lease in Exhibit A-1, and there is no discrepancy between the aggregate Net Revenue Interest of Seller in such Lease and the Net Revenue Interest set forth for such Lease in Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is the difference between the number of Net Acres owned by Seller in such Lease and the number of Net Acres set forth for such Lease in Exhibit A-1, and the denominator of which is the Net Acres set forth for such Lease in Exhibit A-1;
(iv)    with respect to the Target Interval (except as expressly depth limited within the Target Interval as set forth on Exhibit A-1), if the Title Defect represents a discrepancy between (A) the Seller’s aggregate Net Revenue Interest for any Property and (B) the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable, for such Property, and (1) with respect to Properties that are Wells, the Seller’s (and Purchaser’s, as successor in interest to Seller) Working Interest in such Property is decreased below the Working Interest amount set forth for such Property on Exhibit A-2 in the same proportion as the decrease in Net Revenue Interest in such Property, or (2) with respect to Properties that are Leases, there is no discrepancy with respect to Seller’s (and Purchaser’s, as successor in interest to Seller) Net Acre ownership in such Property and the amount of Net Acres set forth for such Property on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Property multiplied by a fraction, the numerator of which is the decrease in Seller’s aggregate Net Revenue Interest in such Property and the denominator of which is Seller’s Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable, for such Property; provided, however, that if the Title Defect does not affect the Property throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iv) shall be reduced to take into account the applicable time period only;
(v)    if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Property of a type not described in subsections (i), (ii), (iii), or (iv) of this Section 3.9(a), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Property, the values placed upon the Title Defect by Purchaser and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;
(vi)    if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(vii)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and
(viii)    notwithstanding anything to the contrary in this Article 3:
(A)    except with respect to any matter that constitutes a breach Seller’s special warranty of title of Defensible Title in the Assignment, Deed and Bill of Sale (or would constitute a breach of such special warranty of title upon Closing and without giving effect to the limitation in this clause (A)), an individual claim for a Title Defect for which a valid claim notice is given prior to the Defect Claim Date shall only generate an adjustment to the Base Purchase Price under this Article 3 if the Title Defect Amount with respect thereto exceeds One Hundred Thousand Dollars ($100,000);
(B)    the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and
(C)    except with respect to any matter that constitutes a breach Seller’s special warranty of title of Defensible Title in the Assignment, Deed and Bill of Sale (or would constitute a breach of such special warranty of title upon Closing and without giving effect to the limitation in this clause (C)), there shall be no adjustment to the Base Purchase Price for Title Defects unless and until the sum of (i) all Title Defect Amounts which would generate an adjustment to the Base Purchase Price pursuant to Section 3.9(a)(viii)(A) and (ii) all Environmental Defects Amounts which would generate an adjustment to the Base Purchase Price pursuant to Section 3.9(c)(iv)(A) exceed the Aggregate Deductible Amount, and then only to the extent that such aggregate amount exceeds the Aggregate Deductible Amount.
(b)    The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:
(i)    if Purchaser and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s aggregate Net Acre ownership in any Lease and (B) amount of Net Acres shown for such Lease in Exhibit A-1, and there is no discrepancy between the aggregate Net Revenue Interest of Seller in such Lease and the Net Revenue Interest set forth for such Lease in Exhibit A-1, then the Title Benefit Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is difference between the number of Net Acres owned by Seller in such Lease and the number of Net Acres set forth for such Lease in Exhibit A-1, and the denominator of which is the Net Acres set forth for such Lease in Exhibit A-1;
(iii)    if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Property and (B) the Net Revenue Interest stated with respect to such Property in Exhibit A-1 or Exhibit A-2, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Property multiplied by a fraction, the numerator of which is the increase in Seller’s aggregate Net Revenue Interest in such Property and the denominator of which is the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2 with respect to such Property; provided, however, that if the Title Benefit does not affect a Property throughout the entire productive life of the Property, the Title Benefit Amount determined under this Section 3.9(b)(iii) shall be reduced to take into account the applicable time period only;

(iv)    if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (i), (ii) or (iii) of this Section 3.9(b), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Property so affected, the portion of Seller’s interest in the Property so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation; and
(v)    notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only generate an adjustment to the Base Purchase Price if the Title Benefit Amount with respect thereto exceeds One Hundred Thousand Dollars ($100,000).
(c)    The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:
(i)    if Purchaser and Seller agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;
(ii)    the Environmental Defect Amount shall include, but shall not exceed, the reasonable cost of the response required and permitted under Environmental Laws that addresses the applicable Environmental Defect to the extent required by applicable Environmental Laws as of the Defect Claim Date in the most cost efficient manner (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets (as currently operated) and any potential material additional costs or liabilities that may likely arise as a direct result of such response) as compared to any other response that is required and permitted under Environmental Laws;
(iii)    the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Base Purchase Price hereunder; and
(iv)    notwithstanding anything to the contrary in this Article 3:
(A)    an individual claim for an Environmental Defect for which a valid claim notice is given prior to the Defect Claim Date shall only generate an adjustment to the Base Purchase Price if the Environmental Defect Amount with respect thereto exceeds One Hundred Thousand Dollars ($100,000); provided, that, solely for the purposes of determining whether or not the Environmental Defect Amount for any individual Environmental Defect exceeds One Hundred Thousand Dollars ($100,000), (1) the Environmental Defect Amount attributable to such Environmental Defect shall be aggregated with the Environmental Defect Amount(s) attributable to any other Environmental Defect(s) that arise out of the same release, event, or incident, or (2) solely to the extent that an Environmental Defect is attributable to the failure to have a required environmental Permit or the lack of compliance with an environmental Permit, the Environmental Defect Amount(s) attributable to any Property subject to such Environmental Defect that are covered by such environmental Permit (or would have been covered by such environmental Permit, if obtained) shall be aggregated; and
(B)    there shall be no adjustment to the Base Purchase Price for Environmental Defects unless and until the sum of (i) all Environmental Defect Amounts which would generate an adjustment to the Base Purchase Price pursuant to Section 3.9(c)(iv)(A) and (ii) all Title Defect Amounts which would generate an adjustment to the Base Purchase Price pursuant to

Section 3.9(a)(viii)(A) exceed the Aggregate Deductible Amount, and then only to the extent that such aggregate amount exceeds the Aggregate Deductible Amount.
3.10    Dispute Resolution.
(a)    Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and/or Title Benefit Amounts (“Disputed Title Matters”), on or before a date that is ten (10) Business Days following the Closing Date, either Purchaser or Seller may notify the other party of its election to submit all remaining Disputed Title Matters to a title attorney with at least ten (10) years’ experience in oil and gas titles in the state in which the applicable Property or Properties are located, as selected by mutual agreement of Purchaser and Seller (the “Title Arbitrator”). If Purchaser and Seller have not agreed upon a Person to serve as Title Arbitrator during such ten (10) Business Day period, Purchaser and Seller shall, within five (5) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Dallas, Texas office of the American Arbitration Association to choose the Title Arbitrator and submit such Disputed Title Matters along with such application. The Title Arbitrator shall not have worked as an employee or outside counsel for Purchaser, Purchaser’s Affiliates, Seller or Seller’s Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Title Arbitrator’s fees and expenses incurred as Title Arbitrator. With respect to any Disputed Title Matters which Purchaser or Seller has not submitted to the Title Arbitrator or the Dallas, Texas office of the American Arbitration Association, as applicable, within the relevant time periods set forth above (or, with respect to Disputed Title Matters concerning Title Defects that Seller has elected to attempt to cure pursuant to Section 3.7(a), the date set forth in Section 3.7(c)), each of Purchaser and Seller shall be deemed to have waived its dispute of such Disputed Title Matters, as applicable.
(b)    Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (“Disputed Environmental Matters”), on or before a date that is ten (10) Business Days following the Closing Date, either Purchaser or Seller may notify the other party of its election to submit all remaining Disputed Environmental Matters to a reputable environmental consultant with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the state in which the applicable Property or Properties are located, as selected by mutual agreement of Purchaser and Seller (the “Environmental Arbitrator”). If Purchaser and Seller have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, Purchaser and Seller shall, within five (5) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Dallas, Texas office of the American Arbitration Association to choose the Environmental Arbitrator and submit such Disputed Environmental Matters along with such application. The Environmental Arbitrator shall not have worked as an employee or outside consultant for any Purchaser, Purchaser’s Affiliates, Seller or Seller’s Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Environmental Arbitrator’s fees and expenses incurred as Environmental Arbitrator. With respect to any Disputed Environmental Matters which Purchaser or Seller has not submitted to the Environmental Arbitrator or the Dallas, Texas office of the American Arbitration Association, as applicable, within the relevant time periods set forth above (or, with respect to Disputed Environmental Matters concerning Environmental Defects that Seller has elected to attempt to cure pursuant to Section 3.7(a), the date set forth in Section 3.7(c)), each of Purchaser and Seller shall be deemed to have waived its dispute of such Disputed Environmental Matters, as applicable.
(c)    In each case above, the arbitration proceeding shall be held in Fort Worth, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.10. The Title Arbitrator’s or Environmental Arbitrator’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon Purchaser and

Seller, without right of appeal. In making their respective determinations, the Title Arbitrator and the Environmental Arbitrator shall be bound by the provisions of this Article 3 and may consider such other matters as, in the opinion of the Title Arbitrator or Environmental Arbitrator (as applicable), are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including petroleum engineers. The Title Arbitrator and Environmental Arbitrator shall act as experts for the limited purpose of determining the specific Disputed Matters submitted by Purchaser or Seller and may not award damages, interest, or penalties to Purchaser or Seller with respect to any matter. Seller and Purchaser shall each bear their own legal fees and other costs of presenting their respective cases to any Title Arbitrator or Environmental Arbitrator pursuant to this Section 3.10. Purchaser shall bear one-half of the costs and expenses of the Title Arbitrator and Environmental Arbitrator, and Seller shall be responsible for the remaining one-half of the costs and expenses. The Title Arbitrator may not award Purchaser a greater Title Defect Amount than the Title Defect Amount claimed by Purchaser in its applicable Title Defect notice or a greater Title Benefit Amount than that claimed by Seller in its position statement delivered to the Title Arbitrator. The Environmental Arbitrator may not award Purchaser a greater Environmental Defect Amount than the Environmental Defect Amount claimed by Purchaser in its applicable Environmental Defect notice.
3.11    Notice to Holders of Consent and Preferential Purchase Rights. Promptly after the date hereof, Seller shall prepare and send (a) notices to the holders of any Material Consents to assignment that are set forth on Schedule 4.8 requesting consents to the transactions contemplated by this Agreement and (b) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 4.8 in compliance with the terms of such rights and requesting waivers of such rights. Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall cooperate with Seller in seeking to obtain such consents, approvals, permissions, and waivers.
3.12    Consent Requirements.
(a)    Unless Purchaser and Seller otherwise agree, in no event shall there be transferred at Closing any Asset for which a Material Consent has not been obtained prior to Closing. Seller shall deliver a written notice to Purchaser on or before five (5) Business Days prior to Closing setting forth each Material Consent requirement which, as of such date, has not been satisfied or waived.
(b)    In cases in which the Asset subject to such an un-obtained Material Consent is an Asset other than a Property, and Purchaser is assigned the Property or Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the un-waived Material Consent requirement, Purchaser and Seller shall continue after Closing to use commercially reasonable efforts to obtain the Material Consent so that such Asset can be transferred to Purchaser upon receipt of the Material Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Material Consent is obtained. Notwithstanding the foregoing, Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of any un-obtained Material Consents subject to this Section 3.12(b).
(c)    In cases in which the Asset subject to such a Material Consent requirement is a Property and the Material Consent to the transfer of such Property is not obtained by Closing, either Purchaser or Seller may elect to exclude the Property subject to such Material Consent and, subject to the remainder of this Section 3.12(c), (i) the affected Property shall not be conveyed to Purchaser at Closing, (ii) the Base Purchase Price shall be reduced at Closing by the Allocated Value of such Property, (iii)

such Property shall be deemed to be deleted from Exhibit A-1 and/or Exhibit A-2 attached hereto, as applicable, and added to Schedule 1.3 attached hereto and (iv) such Property shall constitute an Excluded Asset for all purposes hereunder. If any such Material Consent requirement with respect to which an adjustment to the Base Purchase Price is made under Section 2.3(a)(ii) is subsequently satisfied prior to the date of the final adjustment to the Base Purchase Price under Section 8.4(b) or Section 8.4(c), (A) Seller shall, promptly after such Material Consent requirement is satisfied, convey the applicable Property to Purchaser, (B) Purchaser and Seller shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Property (or portion thereof) at such delayed Closing; (C) Purchaser shall, simultaneously with the conveyance of the applicable Property (or portion thereof), pay in cash the amount of any previous deduction from the Base Purchase Price (subject to all other applicable adjustments with respect to such Property (or portion thereof) under this Agreement) to Seller, and (D) such Property shall no longer be deemed to be (x) deleted from Exhibit A-1 and/or Exhibit A-2 attached hereto, (y) added to Schedule 1.3 attached hereto or (z) an Excluded Asset for any purposes hereunder. Base Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Property (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment shall be paid in cash (1) if positive, by Purchaser to Seller and (2) if negative, by Seller to Purchaser.
3.13    Preferential Purchase Rights.
(a)    Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Section 8.1 on the dates set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.
(b)    If any preferential right to purchase any Asset is validly exercised prior to Closing, (i) the affected Asset shall not be conveyed to Purchaser at Closing, (ii) the Base Purchase Price shall be reduced by the Allocated Value of such Asset, (iii) such Asset shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (iv) such Asset shall constitute an Excluded Asset for all purposes hereunder, and (v) Seller shall convey the affected Asset to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and shall be entitled to the consideration paid by such holder.
(c)    Should a Third Party fail to validly exercise or waive its preferential right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing, then (i) such Assets (or portions thereof) shall not be conveyed to Purchaser at Closing, (ii) the Base Purchase Price shall be reduced by the Allocated Value of each such Asset (or portion thereof subject to such preferential purchase right); (iii) each such affected Asset (or applicable portion thereof) shall be subject to the remainder of this Section 3.13(c) and Section 3.13(d), and (iv) Seller shall continue to use commercially reasonable efforts (without the obligation to make any payments or undertake any obligations for the benefit of the holders of such preferential rights to purchase) to obtain the waiver of the preferential purchase right and shall continue to be responsible for the compliance therewith. Should the holder of the preferential purchase right validly exercise the same after Closing, (A) such affected Asset shall be deemed to be deleted from the applicable Exhibits attached hereto and added to Schedule 1.3 attached hereto, (B) such Asset (or portion thereof) shall constitute an Excluded Asset for all purposes hereunder, and (C) Seller shall convey the affected Asset (or portion thereof) to the preferential right holder on the terms and provisions set out in the applicable preferential right provision and Seller shall be entitled to the consideration paid by such holder.

(d)    In the event that, after Closing, a preferential purchase right with respect to an Asset (or portion thereof) not conveyed to Purchaser at Closing pursuant to Section 3.13(c) is waived or the time for exercise of such right has expired pursuant to its terms without exercise by the holder thereof, (i) Purchaser shall purchase the affected Asset (or portion thereof) on the terms set forth in this Agreement at a delayed closing which shall occur within ten (10) Business Days following the date on which Seller obtains such waiver, or the time period for exercising the applicable preferential right has expired (which date shall, with respect to such Asset, or portion thereof, be considered to be the Closing Date with respect to such Asset (or applicable portion thereof)), (ii) Purchaser and Seller shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Asset (or portion thereof) at such delayed Closing, (iii) Purchaser shall, simultaneously with the conveyance of the applicable Asset (or portion thereof), pay in cash the amount of any previous deduction from the Base Purchase Price (subject to all other applicable adjustments with respect to such Asset (or portion thereof) under this Agreement) to Seller, and (iv) such Asset shall no longer be (A) deemed to be deleted from the Exhibits attached hereto, (B) added to Schedule 1.3 attached hereto or (C) an Excluded Asset for any purposes hereunder. Base Purchase Price adjustments calculated in the same manner as the adjustments in Section 2.3(a) with respect to the affected Asset (or portion thereof), if any, shall be calculated from the period from and after the Effective Date to the date of the conveyance, and the net amount of such adjustment shall be paid in cash (1) if positive, by Purchaser to Seller and (2) if negative, by Seller to Purchaser.
3.14    Limitations on Applicability. Purchaser's rights with respect to Title Defects and Environmental Defects shall terminate as of the Defect Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser's rights under Section 3.8 with respect to any Environmental Defect or Title Defect claim properly reported on or before the Defect Claim Date.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, each of TOGI, TOGC, LM and LMTH jointly and severally represents and warrants to the Earthstone Parties as of the Execution Date and, on the Closing Date and subject to Section 6.8, as of the Closing Date (except to the extent that such representations and warranties refer to a specified date) the following:
4.1    Seller.
(a)    Each of TOGI and LM is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware.
(b)    Each of TOGC and LMTH is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware.
(c)    Each of TOGI, TOGC, LM and LMTH has the power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.
(d)    Each of TOGI, TOGC, LM and LMTH (i) is, where required, duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located and (ii) has the full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, in each case of clauses (i) and (ii), except where the failure to be so qualified or in good standing or have such power and authority would not reasonably be expected to have a Seller Material Adverse Effect.
(e)    The execution, delivery and performance of this Agreement (and each other Transaction Agreement to which each of TOGI, TOGC, LM and LMTH is a party), and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each of TOGI, TOGC, LM and LMTH, respectively and no other corporate or company proceedings on the part of any of TOGI, TOGC, LM and LMTH are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each of TOGI, TOGC, LM and LMTH (and at Closing each other Transaction Agreement to which each of TOGI, TOGC, LM and LMTH is a party will have been duly executed and delivered by such Party), and this Agreement constitutes the valid and binding obligations of each of TOGI, TOGC, LM and LMTH, and at the Closing each other Transaction Agreement to which each of TOGI, TOGC, LM and LMTH is a party will be the valid and binding obligation of such Party, in each case enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by each of TOGI, TOGC, LM and LMTH will (i) violate any provision of the certificate of incorporation, or formation or the limited liability company agreement or bylaws, as applicable, of TOGI, TOGC, LM and LMTH, as applicable, (ii) violate or conflict with, or permit the cancellation, termination or acceleration by a third party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, obligation under, any Contract under which TOGI, TOGC, LM and LMTH, as applicable, or any of their respective Subsidiaries is bound, (iii) violate any judgment, order, ruling, or regulation applicable to TOGI, TOGC, LM and LMTH, as applicable, or any of their respective Subsidiaries as a party in interest or their assets, or (iv) violate or conflict with any Law applicable to TOGI, TOGC, LM and LMTH, as applicable, or any of their respective Subsidiaries or their assets, except any matters in clauses (ii), (iii), or (iv) above which would not reasonably be expected to result in a material violation or conflict of the matters set forth in such clauses.
4.2    Litigation. Except as set forth on Schedule 4.2: there are no pending or, to Seller’s knowledge, threatened Proceedings at law or in equity or any order, injunction, judgement or decree of a Governmental Authority or arbitrator with respect to the Assets or Seller’s operation or ownership thereof or which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting or materially impairing (i) the business conducted by Seller with respect to the Assets, including the ownership and operation thereof; (ii) Seller’s ability to perform its obligations under this Agreement or (iii) the consummation of the Transactions. Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 4.2 as to any proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Authority, or any judgments, orders, writs, injunctions or decrees which are, or contain issues, of broad applicability to, or which affect, the Hydrocarbon exploration and production industry, including any state or federal rulemaking or similar proceeding, action, claim suit, investigation or inquiry by any Governmental Authority of general applicability and any petition for review or appeal thereof.

4.3    Taxes and Assessments. Except as disclosed on Schedule 4.3:
(a)    all material Asset Taxes that have become due and payable have been duly paid, and all material Tax Returns required to be filed by Seller or any of its Affiliates with respect to such Taxes have been duly and timely filed and each such Tax Return is true, correct and complete in all material respects;
(b)    all withholding Tax requirements imposed on or with respect to the Assets have been satisfied in all material respects;
(c)    there are no liens (other than Permitted Encumbrances) on any of the Assets attributable to unpaid Taxes;
(d)    there is not currently in effect any extension or waiver of any statute of limitations in any jurisdiction regarding the assessment or collection of any Asset Tax (other than extensions of time to file Tax Returns obtained in the ordinary course disclosed on Schedule 4.3);
(e)    no audit, litigation or other proceeding with respect to material Asset Taxes has been commenced by any Governmental Authority, Seller, or any of its Affiliates, or is presently pending, and neither Seller nor any of its Affiliates has received written notice of any pending claim against it from any applicable Governmental Authority for assessment of Asset Taxes and, to Seller’s knowledge, no such claim has been threatened; and
(f)    none of the Assets is subject to any Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
The representations and warranties set forth in this Section 4.3 are the sole representations and warranties in this Agreement related to Taxes or Tax matters.
4.4    Compliance with Laws. Except with respect (i) Environmental Laws (for which Seller’s sole representations and warranties are set forth in Section 4.15), (ii) Tax Laws (for which Seller’s sole representations and warranties are set forth in Section 4.3), and (iii) and except as disclosed on Schedule 4.4, Seller’s ownership and the operation of the Assets (and, to Seller’s knowledge, the operation of the Assets by any applicable Third Parties) is in material compliance with all applicable Laws.
4.5    Contracts. Schedule 4.5 lists all Material Contracts as of the date hereof. Neither Seller, nor, to Seller’s knowledge, any other Person, is in material default under any Material Contract except as disclosed on Schedule 4.5 and no event has occurred that with notice or lapse of time, or both, would constitute a material default under any Material Contract by Seller or, to Seller’s knowledge, any other Person who is a party to such Material Contract. To Seller’s knowledge, all Material Contracts are in full force and effect. Except as disclosed on Schedule 4.5, no written notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Prior to the Execution Date, Seller made available to Purchaser true and complete copies of each Material Contract (including any and all amendments and supplements thereto (and all currently applicable written waivers of any of the terms thereof)).

4.6    Payments for Production. Except as set forth on Schedule 4.6, neither Seller nor any of its Affiliates is obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases or reflected on Exhibit A-1 or Exhibit A-2, imbalances covered by Section 4.7, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s or any of its Affiliates’ interest in the Properties at some future time without receiving payment therefor at or after the time of delivery.
4.7    Imbalances. Except as set forth on Schedule 4.7, as of the Execution Date, none of Seller or any of its Affiliates has, and its and their interests are not subject to, any production, transportation, plant, or other imbalances with respect to production from or allocated to the Properties.
4.8    Material Consents and Preferential Purchase Rights. Except as set forth on Schedule 4.8, there are no preferential rights to purchase, rights of first offer, rights of first refusal, tag along rights or required third Person Material Consents which may be applicable to the sale or transfer of the Assets by Seller or any of its Affiliates as contemplated by this Agreement, other than consents and approvals of Governmental Authorities that are customarily obtained after Closing.
4.9    Liability for Brokers’ Fees. Purchaser shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Seller for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
4.10    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s knowledge, threatened against Seller (whether by Seller or a third Person).
4.11    Wells and Equipment. Except as set forth on Schedule 4.11, and, solely to the extent not operated by Seller or an Affiliate, to Seller’s knowledge:
(a)    (i) all Wells have been drilled and completed within the limits permitted by all applicable Leases; (ii) no Well is subject to penalties on allowables after the Effective Date because of any overproduction or any other violation of Laws; (iii) there are no Wells or other Equipment located on the Assets that Seller is obligated as of the Effective Date by any Law to plug, dismantle, or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority; and (iv) no Well has been plugged and abandoned in a manner that does not comply in all material respects with requirements issued by a Governmental Authority; and
(b)    all currently producing Wells (and related Equipment) are in an operable state of repair in all material respects and are adequate to maintain normal operations of the Assets in all material respects in accordance with past practices, ordinary wear and tear excepted.
4.12    Non-Consent Operations. Except as set forth on Schedule 4.12 or Exhibit A-2, Seller has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.
4.13    Outstanding Capital Commitments; Expenses. Except as set forth on Schedule 4.13, as of the Execution Date, there are no outstanding authorities for expenditure which are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the owner of the Properties after the Closing Date equal to or in excess of One Hundred Thousand Dollars ($100,000), net to the interest of Seller. Except as set forth on Schedule 4.13, Seller has no unfulfilled drilling obligation or commitment affecting the Leases by virtue of any Contract (or the terms of the Leases themselves) that will cause any Leases to expire, terminate or otherwise be materially impaired absent actions by or on behalf of Seller (other than continued production in paying quantities) on or before a date that is one hundred eighty (180) days after the Target Closing Date.
4.14    Hedges. There are no futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that will be binding on the Assets after Closing.
4.15    Environmental. Except as set forth in Schedule 4.15:
(a)    Seller has not entered into any agreements, consents, orders, decrees or judgments of any Governmental Authority, that are in existence as of the Execution Date, that are based on any Environmental Laws and that relate to the current or future use of any of the Assets;
(b)    As of the Execution Date, Seller has not received written notice from any Person of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets that would reasonably be expected to: (i) materially interfere with or prevent compliance by Seller with any Environmental Law or the terms of any license or Permit issued pursuant thereto; or (ii) give rise to or result in any material common Law or other liability of Seller to any Person;
(c)    There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any Governmental Authority against Seller with respect to the Assets alleging material violations of Environmental Laws that remain unresolved;
(d)    With respect to the Assets operated by Seller or its Affiliates (and in all other cases, to Seller’s knowledge), Seller has received no written notice from any Governmental Authority of any material violation or material non-compliance with any Environmental Law or of material non-compliance with the terms or conditions of any Permits required under Environmental Laws, arising from, based upon, associated with or related to the Assets or Seller’s ownership or operation of any thereof, in each case to the extent unresolved;
(e)    Copies of all final written reports of environmental site assessments and/or compliance audits by a Third Party on behalf of Seller or any of its Affiliates or that are otherwise in Seller’s or any of its Affiliates’ possession or control, in each case, that have been prepared in the eighteen (18) months prior to the Execution Date have been, in each case, provided or made available to Purchaser prior to the Execution Date; and
(f)    Without limitation of Section 3.4, this Section 4.15 constitutes Seller’s sole representation and/or warranty regarding the environmental condition of the Assets (or the Assets compliance with Environmental Law) or the Seller’s compliance with, or violation of, Environmental Laws regarding the Assets or the Seller’s business with respect to the Asset.
4.16    Investment Intent. Seller: (a) is acquiring the shares of Class A Common Stock constituting the Stock Consideration for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities Laws; (b) understands that shares of Class A Common Stock constituting the Stock Consideration will, upon issuance, be characterized as “restricted securities” and will not have been registered under the Securities Act or any applicable state securities Laws; (c) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (d) either alone, or together with its representatives, has sufficient knowledge and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration, and has so evaluated the merits and risks of such investment in the Stock Consideration; and (e) is able to bear the economic risk of an investment in the Stock Consideration.
4.17    Royalties; Suspense Funds. Except (a) as set forth in Schedule 4.17 and (b) with respect to Suspense Funds properly held in suspense for which Purchaser receives a reduction to the Base Purchase Price in accordance with Section 2.3, to Seller’s knowledge, Seller has duly and properly paid (or caused to be duly and properly paid) in all material respects all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom due by Seller during the period of such Seller’s or its Affiliates’ ownership of the Assets. Schedule 4.17 sets forth all Suspense Funds as of the dates set forth thereon.
4.18    Bonds and Credit Support; Insurance. Schedule 4.18 lists all bonds, letters of credit, guarantees and other forms of credit support, if any, posted by Seller or their respective Affiliates with Governmental Authorities or other Third Parties and relating to the Assets. Seller maintains with respect to the Assets the insurance coverage described on Schedule 4.18.
4.19    Permits. Except as set forth on Schedule 4.19, to Seller’s knowledge, Seller’s Permits (excluding any Permits required under Environmental Laws) are sufficient for the continued conduct of Seller’s activities with respect to the ownership or operation of all Wells that have been drilled, completed and equipped (or permanently plugged and abandoned) and operated by Seller or its Affiliates within the five-year period prior to the Execution Date have been obtained and maintained and there exists no material uncured violation of the terms and provisions of any such Permits. Neither Seller nor its Affiliates have received any written notice from a Governmental Authority claiming the lack of a Permit or material default under any Permit with respect to any Asset operated by Seller or its Affiliates.
4.20    Payouts. Schedule 4.20 contains a complete and accurate list of the status of any “payout” balance, as of the date set forth on Schedule 4.20, for any Wells operated by Seller or its Affiliates (and in all other cases, to Seller’s knowledge) that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
4.21    Minimum Volume Commitments. Except as set forth on Schedule 4.21, none of Seller or any of its Affiliates has directly entered into any, and to Seller’s knowledge there is no, Contract binding on or applicable to the Assets (i) that contains a commitment for Seller or any such Affiliate to provide a minimum volume of Hydrocarbons to another Person (except for and excluding any minimum volume of Hydrocarbons committed under a customary base contract for the sale and purchase of natural gas, as amended or supplemented) or (ii) that requires Seller or any such Affiliate to pay a deficiency payment or similar obligation (or become subject to any penalty or similar Damages) in the event Seller or any such Affiliate fails to provide the applicable minimum volume of Hydrocarbons in such relevant time period.
4.22    Leases. Except as set forth on Schedule 4.22, there are no currently pending written notices nor demands that have been received by Seller or any of its Affiliates alleging (i) that any material payment required under the Leases has not been paid or Seller or any of its Affiliates has failed to perform any of its material obligations under any of the Leases and (ii) as a result thereof, the applicable Lease has terminated or is terminable or such matter would subject Seller (or its Affiliates) to a material Damages in connection therewith.

4.23    Casualty; Condemnation. As of the Execution Date, to Seller’s knowledge, no taking (whether permanent, temporary, whole or partial) is pending or threatened (in writing) with respect to any part of the Assets by reason of condemnation or the threat of condemnation or eminent domain.
4.24    Limitations.
(a)    Except as and to the extent expressly set forth in this Article 4, the Assignment, Deed and Bill of Sale, or in the certificate of Seller to be delivered pursuant to Section 8.2(d), (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Purchaser or any of its Affiliates, employees, agents, consultants, or representatives (including any opinion, information, projection, or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative, or advisor of Seller or any member of Seller Group).
(b)    EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 4, IN THE ASSIGNMENT, DEED AND BILL OF SALE, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(D), SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (X) COMPLIANCE WITH ANY ENVIRONMENTAL LAW OR THE ENVIRONMENTAL CONDITION OF ANY OF THE ASSETS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

(c)    Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual knowledge of the individuals identified on Schedule 4.24.
(d)    Inclusion of a matter on any of the Schedules which are referenced in this Article 4 (such Schedules, as amended pursuant to Section 6.8, the “Seller Disclosure Schedule”) with respect to a representation or warranty that addresses matters qualified as material or as having a Seller Material Adverse Effect shall not be deemed an indication that such matter does, or may, be material or have a Seller Material Adverse Effect. The Seller Disclosure Schedules may include matters not required by the terms of the Agreement to be listed on the schedules, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter scheduled on any of the Seller Disclosure Schedules as an exception for any representation and/or warranty shall be deemed to be an exception to all representations and/or warranties for which it is relevant.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF EARTHSTONE PARTIES
Each Earthstone Parties represents and warrants to Seller, as of the Execution Date and the Closing Date (except to the extent that such representations and warranties refer to a specific date), the following:
5.1    Existence and Qualification. Such Earthstone Party is a corporation or limited liability company, as the case may be, duly organized or formed, validly existing, and in good standing under the Laws of the state of Delaware.
5.2    Authority. Each Earthstone Party has the corporate or company power, as the case may be, and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.
5.3    Authorization and Enforceability. The execution, delivery and performance by such Earthstone Party of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Earthstone Party and no other corporate or company proceedings, as applicable, on the part of such Earthstone Party are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by such Earthstone Party (and at Closing each other Transaction Agreement to which each Earthstone Party is a party will have been duly executed and delivered by such Earthstone Party), and this Agreement constitutes the valid and binding obligations of such Earthstone Party, and at Closing each other Transaction Agreement to which such Earthstone Party is a party will be the valid and binding obligation of such Earthstone Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.4    No Violation or Breach. Neither the execution and delivery by such Earthstone Party of this Agreement and each other Transaction Agreement to which such Earthstone Party is a party nor the consummation of the Transactions and performance of the terms and conditions hereof or thereof by such Earthstone Party will (a) violate any provision of the certificate of incorporation, formation, bylaws, company agreement or other governing instruments of such Earthstone Party, (b) violate or conflict with, or permit the cancellation, termination or acceleration by a third party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, obligation under, any contract under which such Earthstone Party or any of its Subsidiaries is bound, (c) violate any judgment, order, ruling, or regulation applicable to such Earthstone Party or any of its Subsidiaries as a party in interest or their assets, or (d) violate or conflict with any Law applicable to such Earthstone Party or any of its Subsidiaries or their assets.
5.5    Consents, Approvals or Waivers. Subject to compliance with the HSR Act, and except for filings required (a) by the Stock Exchange in connection with the submission of the Supplemental Listing Application and (b) under the Securities Act or state securities Laws, in each case of clauses (a) and (b) in connection with the issuance and registration of the Stock Consideration contemplated hereby and by the Registration Rights Agreement and filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated hereby, no consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery by such Earthstone Party of this Agreement and each other Transaction Agreement to which such Earthstone Party is a party or for or in connection with the consummation of the Transactions and performance of the terms and conditions contemplated hereby and thereby, including, without limitation, the issuance of the Stock Consideration.
5.6    Valid Issuance. Earthstone has, and at Closing will have, sufficient authorized and unissued shares of Class A Common Stock to enable it to issue the Stock Consideration to Seller or its designees, as applicable. The issuance of the shares of Class A Common Stock constituting the Stock Consideration pursuant to this Agreement has been duly authorized, and, upon issuance of such shares of Class A Common Stock to Seller or its designees at Closing, such shares of Class A Common Stock will be validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Earthstone’s governing documents, and will be free and clear of all liens and restrictions, other than restrictions on transfer imposed by applicable federal and state securities Laws. The shares of Class A Common Stock constituting the Stock Consideration will not be issued in violation of and will not be subject to any preemptive rights, resale rights, rights of first refusal or similar rights. Assuming the accuracy of the representations and warranties of Seller contained in this Agreement (or any representation of any designee of Seller to receive Stock Consideration made pursuant to Section 2.1(d) hereof), the offer, sale and issuance of the shares of Class A Common Stock constituting the Stock Consideration pursuant to this Agreement are exempt from the registration requirements of the Securities Act.
5.7    Capitalization.
(a)    The authorized capital stock of Earthstone consists of 250,000,000 shares of common stock, par value $0.001 per share (“Earthstone Common Stock”), classified as 200,000,000 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), and 50,000,000 shares of Class B common stock, par value $0.001 per share (“Class B Common Stock”), and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Earthstone Preferred Stock”). All of the issued and outstanding shares of Earthstone Common Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and the Financial Statements, were issued and held as described therein. On the date hereof, there are 79,101,902 issued and outstanding shares of Class A Common Stock, 34,261,641 issued and outstanding shares of Class B Common Stock, and 280,000 issued and outstanding shares of Preferred Stock which automatically convert into 25,225,225 shares of Class A Common Stock on July 6, 2022. On the date hereof, except as set forth on Schedule 5.7(a), Earthstone has no other equity securities (other than as described in the immediately preceding sentence) issued or outstanding.

(b)    As of the date hereof, there are 113,363,543 issued and outstanding EEH Units. All of the issued and outstanding EEH Units have been duly authorized and validly issued in accordance with the EEH Organizational Documents, are fully paid and nonassessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act), and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The EEH Units owned by Earthstone are owned by Earthstone free and clear of all encumbrances, other than those arising under Earthstone’s financing documents, restrictions on transfer under federal and state securities laws and as provided in the EEH LLC Agreement. Earthstone is the sole managing member of Purchaser and has the power and authority to act as the managing member of Purchaser as provided in the EEH LLC Agreement.
(c)    As of the Closing, the Stock Consideration will be duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien, claim or encumbrance (excluding (i) the restrictions imposed by this Agreement or the Transaction Agreements and (ii) restrictions on transfer under applicable state and federal securities laws).
(d)    As of the Execution Date, except for the Stock Consideration and outstanding options, warrants, restricted stock units, performance stock units or other rights to purchase Class A Common Stock set forth in the SEC Filings filed prior to the Execution Date, there are no preemptive rights or other rights to subscribe for or to purchase any equity securities of Earthstone. As of the Execution Date, except for the Stock Consideration, as set forth in the SEC Filings filed prior to the Execution Date, or otherwise set forth on Schedule 5.7(a) there are no equity securities of Earthstone held in the treasury of Earthstone, and there are no outstanding options, restricted stock units, performance stock units, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for securities of Earthstone.
(e)    Earthstone has all requisite power and authority to issue and deliver the Stock Consideration to Seller and its designees pursuant to Section 2.1(d) in accordance with and upon the terms and conditions set forth in this Agreement. All corporate action for the authorization, issuance, transfer and delivery of the Stock Consideration to Seller and such designees has been validly taken, and no other authorization by any Person is required therefor.
(f)    Except as set forth on Schedule 5.7(f), all of the issued and outstanding equity securities of each Purchaser Subsidiary are held beneficially and directly or indirectly of record by Earthstone or Purchaser, as the case may be. All outstanding equity securities of each Purchaser Subsidiary are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. There are outstanding: (i) no securities of any Purchaser Subsidiary convertible into or exchangeable for equity securities or other voting securities (including voting debt) of any Purchaser Subsidiary; and (ii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Purchaser Subsidiary is a party or by which it is bound, in any case obligating any Purchaser Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity securities or other securities of any Purchaser Subsidiary or any other Person or obligating any Purchaser Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Closing Date, any member agreements, voting trusts or other agreements or understandings to which any Purchaser Subsidiary is a party or by which it is bound relating to the voting of any equity securities or other voting securities (including voting debt) of any Purchaser Subsidiary. The limited liability company agreements of Purchaser and each applicable Purchaser Subsidiary have been duly authorized, executed and delivered by Earthstone or Purchaser, as applicable, and are, and will be at the Closing, valid and legally binding agreements, enforceable against Purchaser or each Purchaser Subsidiary, as applicable, and its respective members in accordance with its terms.
(g)    Since December 31, 2020, Earthstone has not received any notice from NYSE of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the NYSE, except as disclosed in the SEC Filings set forth on Schedule 5.7(g).
5.8    SEC Filings, Financial Statements, No Liabilities.
(a)    Earthstone has timely filed or furnished with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2020 under the Securities Act or the Exchange Act (all such documents collectively, the “SEC Filings”). The SEC Filings, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Filing filed or furnished prior to the Execution Date) (i) did not, at the time they were filed (except to the extent corrected or superseded by a subsequent SEC Filing filed by Earthstone prior to the Execution Date) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder. Except as set forth on Schedule 5.7(g), as of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Filings. To the knowledge of Earthstone, none of the SEC Filings is subject to ongoing review or outstanding SEC comment or investigation.
(b)    The Financial Statements, at the time filed, (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal year-end adjustments, (iii) fairly present in all material respects the consolidated financial condition, results of operations, and cash flow of Earthstone as of the dates and for the periods indicated thereon, and (iv) have been prepared in a manner consistent with the books and records of Earthstone and its Subsidiaries. Any pro forma financial statements included or incorporated by reference in the Earthstone SEC Reports comply in all material respects with the applicable accounting requirements of Article 11 of Regulation S-X of the SEC; the assumptions used in the preparation of such pro forma financial statements were, in the opinion of the management of Earthstone, reasonable; the pro forma adjustments give appropriate effect to those assumptions; and the pro forma adjustments reflected in such pro forma financial statements were properly applied to the historical amounts in compilation of such pro forma financial statements. Since December 31, 2020, Earthstone has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.
5.9    Sarbanes-Oxley Compliance; Controls and Procedures. Except as may be set forth in the SEC Filings filed prior to the Execution Date:
(a)    Earthstone, its subsidiaries and the Earthstone Board are in compliance with all applicable provisions of Sarbanes-Oxley. Earthstone maintains a system of internal controls, including, but not limited to, “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act), “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act), and legal and regulatory compliance controls (collectively, “Earthstone Internal Controls”) that comply with the applicable federal securities laws and the rules and regulations of the SEC and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Earthstone Internal Controls are overseen by the Audit Committee (the “Earthstone Audit Committee”) of the Earthstone Board in accordance with rules and regulations of the NYSE. Earthstone has not publicly disclosed or reported to the Earthstone Audit Committee or the Earthstone Board, and within the next ninety (90) days Earthstone does not reasonably expect to publicly disclose or report to the Earthstone Audit Committee or the Earthstone Board, a significant deficiency, material weakness, change in Earthstone Internal Controls or fraud involving management or other employees who have a significant role in Earthstone Internal Controls, any violation of, or failure to comply with, the federal securities laws and the rules and regulations of the SEC, or any matter which, if determined adversely, would reasonably be expected to have a Purchaser Material Adverse Effect.
(b)    As of the Execution Date, Earthstone has not publicly disclosed or reported to the Earthstone Audit Committee or the Earthstone Board, and within the succeeding ninety (90) day period Earthstone does not reasonably expect to publicly disclose or report to the Earthstone Audit Committee or the Earthstone Board a significant deficiency, material weakness, change in Earthstone Internal Controls or fraud involving management or other employees who have a significant role in Earthstone Internal Controls, any material violation of, or material failure to comply with, the federal securities laws and the rules and regulations of the SEC or any matter which, if determined adversely, would reasonably be expected to have a Purchaser Material Adverse Effect.
(c)    Neither Earthstone nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet arrangement or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Earthstone or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of Earthstone, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Earthstone or any of its Subsidiaries in Earthstone’s published financial statements or other SEC Filings.
(d)    The Class A Common Stock is registered under Section 12(b) of the Exchange Act and listed on the Stock Exchange, and Earthstone has not received any notice of deregistration or delisting from the SEC or the Stock Exchange. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Stock Exchange, preventing or suspending trading in any securities of Earthstone has been issued and no proceedings for such purpose are, to Earthstone’s knowledge, pending, contemplated or threatened. Earthstone has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act or the listing of the Class A Common Stock on the Stock Exchange. Subject to the Stock Exchange’s listing approval with respect to the Stock Consideration, the issuance and sale of the Stock Consideration does not contravene the Stock Exchange’s rules and regulations.
5.10    Absence of Certain Changes. Since December 31, 2021, except as disclosed in the SEC Filings filed prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Filings or any other disclosures in such SEC Filings to the extent they are predictive or forward-looking and general in nature), there has not occurred any Purchaser Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstance or facts that would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.
5.11    Compliance with Law. Except as to specific matters disclosed in the SEC Filings filed prior to the Execution Date or as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (a) such Earthstone Party is, and during the past two years has been, in compliance with all applicable Laws, (b) such Earthstone Party has not received written notice of any violation in any respect of any applicable Law, and (c) such Earthstone Party has not received written notice that it is under investigation by any Governmental Authority for potential non-compliance with any Law.
5.12    Litigation. There are no pending or, to such Earthstone Party’s knowledge, threatened Proceedings at law or in equity or any order, injunction, judgment or decree of a Governmental Authority which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting or materially delaying (a) such Earthstone Party’s ability to perform its obligations under this Agreement or (b) the consummation of the Transactions.
5.13    Investment Company. Neither Earthstone nor Purchaser is, and immediately after the issuance and sale of the shares of Class A Common Stock constituting the Stock Consideration neither of them will be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.14    Funds. Purchaser has and will have on the Closing Date and at the time on which any post-Closing payment by Purchaser pursuant to this Agreement is required to be made, in each case, sufficient unrestricted cash on hand sufficient to pay the Cash Consideration and all of Purchaser’s and its Affiliates’ fees and expenses associated with the Transactions. The Earthstone Parties acknowledge and agree that the obligations of the Earthstone Parties under this Agreement are not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangement (including the Debt Financing) or obtaining any financing or the availability, grant, provision or extension of any financing to Purchaser.
5.15    Form S-3. As of the Execution Date, Earthstone is eligible to register the shares of Class A Common Stock constituting the Stock Consideration for resale by Seller (or its designees, as applicable) under Form S-3 promulgated under the Securities Act.
5.16    No Stockholder Approval. The issuance of the Stock Consideration contemplated by this Agreement does not require any vote of the stockholders of Earthstone under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Class A Common Stock is then listed) or the Certificate of Incorporation, the bylaws of Earthstone or the EEH Organizational Documents.
5.17    Independent Investigation. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Such Earthstone Party Purchaser acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis, and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) prior to Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it deems necessary or appropriate to consummate the transactions contemplated hereby. Purchaser acknowledges that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis, and evaluation. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser, and, except as set forth in Article 10, Purchaser is not entitled to cancel, terminate, or revoke this Agreement.
5.18    Opportunity to Verify Information. Without limitation of such Earthstone Party’s rights under Section 6.1, or the disclaimers contained in Section 6.5, subject to Purchaser’s rights to access the Assets to conduct a due diligence review in accordance with this Agreement, Purchaser and its representatives have, or will have before Closing, (a) been permitted full and complete access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or one or more Persons acting on Seller’s behalf) concerning the Assets, (c) been afforded the opportunity to investigate the condition, including the subsurface condition, of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Purchaser deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Purchaser (whether by Seller or otherwise). Without limiting or impairing any representation, warranty, covenant or agreement of Seller contained in this Agreement and the Transaction Agreements, or Purchaser’s right to rely thereon and Purchaser’s rights pursuant to Article 11, PURCHASER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER (WHETHER OR NOT BY SELLER), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE.
5.19    Liability for Brokers’ Fees. Seller shall not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Purchaser for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or transaction contemplated hereby.
5.20    Qualification; Bonding. Without limiting Section 12.4, to the extent required by any applicable Laws, Purchaser or its designated Affiliate is, or as of the Closing will be, qualified under applicable Laws to hold Leases, Rights of Way, and other rights included in the Assets which are issued by any applicable Governmental Authority. Purchaser has, or as of the Closing will have, posted such bonds and other financial assurances, and provided such evidence of financial responsibility, as may be required under applicable Law or Third Party agreements for the ownership and operation of the Assets. To Purchaser’s knowledge, no fact or condition exists with respect to the Assets which may cause any Governmental Authority to withhold its approval of the assignment of the Assets contemplated herein or the transactions contemplated hereby.
5.21    NYSE Listing. The issued and outstanding shares of Class A Common Stock are listed for trading on the NYSE and Earthstone is in compliance in all material respects with all applicable rules and regulations of the NYSE. Earthstone has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act. Since January 1, 2021, Earthstone has not received any notice from the NYSE of delisting or noncompliance with the applicable listing and corporate governance rules and regulations of the NYSE.
5.22    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate of Purchaser (whether by Purchaser or a third Person).

5.23    Taxes and Assessments. Purchaser and its Subsidiaries have filed all Tax Returns that are required to have been filed in any jurisdiction, and have paid all Taxes shown to be due and payable on such Tax Returns and all other Taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such Taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes or assessments the amount of which would not individually or in the aggregate have a Purchaser Material Adverse Effect.
ARTICLE 6
COVENANTS OF THE PARTIES
6.1    Access. Upon execution of this Agreement until the Closing Date, subject to the limitations expressly set forth in this Agreement, Seller and its Affiliates shall provide Purchaser and its representatives reasonable access to the Assets operated by Seller and access to and the right to copy, at Purchaser’s sole expense, the Records in Seller’s possession for the purpose of conducting a confirmatory review of the Assets, but only to the extent that Seller may do so without (a) violating applicable Laws, (b) violating any obligations to any Third Party, (c) waiving any legal privilege of Seller, any of its Affiliates or its counselors, attorneys, accountants or consultants, and (d) to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller’s and its Affiliates’ normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable third Person operator. All investigations and due diligence conducted by Purchaser or any of Purchaser’s representatives shall be conducted at Purchaser’s sole cost, risk and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s representatives shall result from Purchaser’s own independent review and judgment. Seller shall use reasonable efforts (but without the obligation to incur any out-of-pocket costs, expenses, or the obligation to undertake any liability or other obligations to or by Seller) to obtain permission for Purchaser to gain access to Third Party operated Properties to inspect the condition of the same; provided, however, that Seller shall have no liability to Purchaser (or otherwise be in breach of this agreement) for failure to obtain such operator’s permission; provided, further, that if Seller or its Affiliates fails to grant its consent (which consent can be withheld in Seller’s sole discretion for any reason or no reason) to such access, then Purchaser shall have the right (in its sole discretion) to elect in writing to exclude the affected Asset(s) from the transactions contemplated by this Agreement and, in such event, (1) the Base Purchase Price shall be reduced by the Allocated Value, if any, of such affected Asset(s), (2) such affected Asset(s) shall be deemed to be excluded from the definition of “Assets” and from the applicable exhibits attached hereto, (3) Purchaser shall have no obligations or liabilities of any kind with respect to such excluded affected Assets and (4) such affected Assets(s) shall thereafter be deemed to constitute Excluded Assets for all purposes of this Agreement; provided, for the avoidance of doubt, Purchaser shall not have the right to exclude Assets that are operated by a Third Party. Seller or its designee shall have the right to accompany Purchaser and its representatives whenever they are on site on the Assets.
6.2    Notification of Breaches. Without limiting the Seller Group’s or the Purchaser Group’s respective rights to indemnification or to assert their respective rights to seek indemnification, as applicable, pursuant to Article 11, until the Closing,
(a)    Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and
(b)    Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.
If either Party has knowledge that (i) any of the other Party’s representations or warranties are untrue or shall become untrue in any material respect between the date hereof and the Closing Date, or (ii) any of the other Party’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but, in each case, if such breach of representation, warranty, covenant, or agreement shall (if curable) be cured on or before the Closing or if such inaccuracy or breach resulted in such Party having the right to not proceed to the Closing, and Closing otherwise occurs notwithstanding such breach, then such breach shall be considered not to have occurred for all purposes of this Agreement.
6.3    Press Releases. Until the Closing, neither Seller nor Purchaser, nor any Affiliate thereof, shall make any press release or public disclosure or statement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Purchaser (in the case of announcements by Seller or its Affiliates) or Seller (in the case of announcements by Purchaser or its Affiliates), which consent shall not be unreasonably withheld or delayed; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (ii) to Governmental Authorities and third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, (iii) to such Party’s investors and members, and current or prospective financing sources including such Party’s Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Seller’s or Purchaser’s Affiliates or Parent Fund and its Affiliates or Purchaser’s Affiliates and its Affiliates provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information or (iv) with respect to a press release or public announcement by Purchaser or Seller, after the Party requesting the release or announcement has, at least forty-eight hours prior to the time such release or announcement is to be made, provided the non-requesting Party with the opportunity to review and provide comments to such proposed press release or announcement (which comments shall be considered in good faith by such non-requesting Party); provided that (A) failure to reach such agreement will not prohibit the requesting Party from making a press release or announcement and (B) failure to provide comments by the non-requesting Party within forty-eight hours of its receipt of such draft release or announcement will be a deemed consent by such non-requesting Party to such press release or public disclosure and the contents thereof. Seller and Purchaser shall each be liable for the compliance of its respective Affiliates, and Seller shall be responsible for the compliance by Parent Fund and its Affiliates, with the terms of this Section. The Parties agree that neither Purchaser nor Seller will have an adequate remedy at law if any of the foregoing Persons violate (or threaten to violate) any of the terms of this Section 6.3. In such event, Purchaser or Seller, as applicable, shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3.
6.4    Operation of Business. Except (i) as set forth on Schedule 6.4, (ii) for the operations covered by the authorities for expenditures and other capital commitments described on Schedule 4.13, (iii) for actions taken in connection with emergency situations or as may be required by Law, (iv) as expressly required by this Agreement or (v) as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), until Closing Seller shall:

(a)    not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except for sales and dispositions of Hydrocarbons and surplus equipment and materials made in the ordinary course of business;
(b)    not terminate, materially amend, execute, or extend any Contract that is (or upon execution would be) a Material Contract other than the execution or extension of a Contract for the sale or exchange of oil, gas and/or other Hydrocarbons terminable without penalty on ninety (90) days or shorter notice;
(c)    maintain insurance coverage on the Assets in the amount and of the types currently maintained by Seller and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating, unit operating, or similar Contract;
(d)    use commercially reasonable efforts to maintain in full force and effect all Leases to the extent that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that Seller or any third Person proposes to relinquish any such Leases or allow any such Leases to terminate or expire; provided, in no event shall Seller have any obligation to make any payment or undertake any drilling or operational activity to hold or extend any Lease; and
(e)    conduct its business in accordance with its ordinary course of business, consistent with past practice, subject to interruptions resulting from force majeure, mechanical breakdown or planned maintenance;
(f)    use commercially reasonable efforts to keep Purchaser apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller or its Affiliates with respect to the Assets;
(g)    not commence, propose, or agree to participate in any single operation with respect to the Leases or Wells with an anticipated cost in excess of One Hundred Thousand Dollars ($100,000) net to Seller’s interest, except for any emergency operations;
(h)    maintain all material Permits and approvals and credit support affecting the Assets;
(i)    not voluntarily relinquish Seller or its Affiliates’ position as operator with respect to any of the Assets;
(j)    not waive, compromise or settle any claim in an amount in excess of One Hundred Thousand Dollars ($100,000) involving the Assets;
(k)    maintain the Records in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;
(l)    not elect to go non-consent with regarding to any proposed operation on any of the Leases or Wells;
(m)    use commercially reasonable efforts to complete the operations set forth in clause (1) of Schedule 6.4 in compliance with the requirements set forth in such clauses; and
(n)    not enter into any agreement or commitment that would require Seller to act in a manner that is inconsistent with the foregoing.

Requests for approval of any action restricted by this Section 6.4 shall be delivered to either of the following individuals, which requests may be delivered electronically to such individual’s email address set forth below (provided that receipt of such email is requested and received, including automatic receipts), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

Steve Collins (for operations services)	steve@earthstoneenergy.com
Lane McKinney (for land administration services)	lane@earthstoneenergy.com
Tony Oviedo (for accounting services)	tony@earthstoneenergy.com

Purchaser’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) of delivery of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Purchaser acknowledges that Seller owns undivided interests in the Assets and may not be the operator of all of the Assets, and Purchaser agrees that the acts or omissions of third Persons (including the applicable operators of the Assets) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 6.4, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as Seller and its controlled Affiliates have voted their respective interests in a manner consistent with the provisions of this Section 6.4. Any matter approved (or deemed approved) by Purchaser pursuant to this Section 6.4 that would otherwise constitute a breach of one or more of Seller’s representations and warranties in Article 4 or Seller’s covenants or agreements contained in this Agreement shall be deemed to be an exclusion from all representations, warranties, covenants and agreements for which it is relevant.
6.5    Indemnity Regarding Access. Purchaser’s access to the Assets and its (and its Affiliates and representatives) examinations and inspections, whether under Section 6.1, 3.4, or otherwise, shall be at Purchaser’s sole risk, cost, and expense, and Purchaser WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER, ITS AFFILIATES, AND EACH MEMBER OF THE SELLER GROUP, ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS. Purchaser agrees to indemnify, defend, and hold harmless Seller and each member of the Seller Group, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and representatives from and against any and all Damages, including Damages attributable to personal injury, death, or property damage, arising out of, or relating to, access to the Assets prior to the Closing by Purchaser, its Affiliates, or its or their respective directors, officers, employees, agents, or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS OR LIABILITIES ATTRIBUTABLE TO THE MERE DISCOVERY OF A PRE-EXISTING CONDITION BY PURCHASER OR PURCHASER’S REPRESENTATIVES AND SUCH PRE-EXISTING CONDITION WAS NOT EXACERBATED

BY PURCHASER’S OR PURCHASER’S REPRESENTATIVES’ INSPECTIONS. SUBJECT TO, AND WITHOUT LIMITATION OF PURCHASER’S RIGHT TO INDEMNIFICATION PURSUANT TO ARTICLE 11 FOR BREACHES OF, OR INACCURACIES IN, SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 OR SET FORTH IN THE CORRESPONDING CERTIFICATION IN THE CERTIFICATE TO BE DELIVERED AT CLOSING AS TO THE ACCURACY AS OF THE CLOSING DATE OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 4, AND THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THE OTHER TRANSACTION AGREEMENTS, AND EXCEPT FOR INSTANCES OF FRAUD (AS DEFINED HEREIN), PURCHASER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION OF ANY TYPE AND NATURE MADE AVAILABLE TO IT, ITS AFFILIATES OR REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO ARTICLE 6 OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, SAMPLES, REPORTS, AND OTHER INFORMATION. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SUPPLIED TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES OR WITH RESPECT TO PROPERTIES TO WHICH THE INFORMATION RELATES. PURCHASER EXPRESSLY AGREES THAT ANY RELIANCE UPON SUCH INFORMATION, OR CONCLUSIONS DRAWN THEREFROM, SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.
6.6    Governmental Reviews.
(a)    Seller and Purchaser shall each in a timely manner make (or cause their applicable Affiliates to make) (i) all required filings, and prepare applications to, and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Purchaser shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Purchaser, Seller, or any Affiliate of any of them is required to make the payment.
(b)    On or before the Closing Date, Purchaser shall have posted or obtained such bonds, letters of credit, and guarantees, and provided such evidence of financial responsibility, as may be required for the ownership of the Assets by Governmental Authorities, and shall provide Seller with evidence of the same.
(c)    Promptly after Closing, Purchaser (with the assistance of Seller, subject to Section 12.3) shall make all filings with any applicable Governmental Authority (including in each applicable county), as may be required to properly assign and transfer the Assets from Seller to Purchaser.
6.7    Further Assurances. After Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.8    Supplemental Disclosures. Purchaser hereby agrees that, with respect to the representations and warranties of Seller contained in Article 4, until five (5) Business Days prior to the Closing, Seller may supplement or amend the Seller Disclosure Schedules with respect to any matter hereafter arising after the Execution Date which, if existing (or in the case of any representation or warranty qualified by “Seller’s knowledge” or other phrases referenced in Section 4.24(c), known) at the Execution Date, would have been required to be set forth or described in such Seller’s Disclosure Schedules in order to avoid a breach of this Agreement. In the event that Seller supplements or amends the Seller Disclosure Schedules pursuant to the preceding sentence, Seller shall deliver a copy of the amendment or supplement (in either case, the “Supplemental Disclosure”) to the Purchaser. The Purchaser shall have five (5) days after receipt of a Supplemental Disclosure (the “Termination Period”) in which to review the Supplemental Disclosure. If a Supplemental Disclosure discloses facts that would constitute a breach of the Seller’s representations and warranties hereunder and such breach would result in the failure of the Purchaser’s condition to Closing specified in Section 7.2(a) to be satisfied at the Closing, the Purchaser may terminate this Agreement by delivering a termination notice to the Seller within the Termination Period (which termination notice shall specify the representation or warranty breached, identify the specific facts in the Supplemental Disclosure that constitute the breach, and describe why the failure of such condition would reasonably be expected to occur); provided, however, that the termination of this Agreement pursuant to a termination notice delivered as provided in this Section 6.8 shall not be effective unless the Seller fails to cure such breach within the earlier to occur of (a) thirty (30) days following the date the Seller receives such termination notice and (b) the date specified in Section 10.1(e). To the extent that such Supplemental Disclosure would have resulted in Purchaser’s conditions to Closing not being satisfied and Purchaser nonetheless elected to proceed to Closing, the relevant Seller Disclosure Schedules will be deemed, for all purposes, to be amended or supplemented as described in the Supplemental Disclosure, as of the Execution Date.
6.9    Additional Properties. The Parties agree to comply with the terms and provisions contained in Schedule 6.9 hereto.
6.10    Stock Exchange Listing. Earthstone shall, in accordance with the requirements of the Stock Exchange, file with the Stock Exchange a supplemental listing application covering the shares of Class A Common Stock to be issued to Seller (or its designees) pursuant to this Agreement (the “Supplemental Listing Application”), subject to official notice of issuance, prior to the Closing Date.
6.11    Conduct of Earthstone. Except as set forth on Schedule 6.11 or with the prior written consent of Seller (which consent shall not be unreasonably delayed, withheld or conditioned), from the Execution Date until the Closing, the Earthstone Parties shall and shall cause their Subsidiaries to:
(a)    not amend the certificate of incorporation or bylaws of Earthstone in a manner that would adversely affect in any material respect the shares of Class A Common Stock to be issued to Seller or its designees hereunder or Seller’s or such designees’ rights with respect thereto;
(b)    not adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby by any Person or group acquires more than a majority of the outstanding Equity Interests of Earthstone;
(c)    not issue any shares of preferred stock of Earthstone;
(d)    not take any action, or fail to take any action, which action or failure would reasonably be expected to cause Earthstone to be ineligible to file a registration statement on Form S-3 promulgated under the Securities Act;

(e)    not change Earthstone’s methods of accounting principles used by it as of the Execution Date unless required by GAAP as concurred to by Earthstone’s independent auditors;
(f)    not take any action in material violation or contravention of any provision of the EEH Organizational Documents;
(g)    with respect to Earthstone, not take any action that would cause this Agreement or the Transactions to be subject to requirements imposed by any Takeover Laws under applicable Law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions;
(h)    not enter into agreement or commitment with respect to any of the foregoing; and
(i)    no later than July 15, 2022, provide Seller written notice of Purchaser’s election whether to request that Seller use commercially reasonable efforts to extend Seller’s existing rig Contracts with Helmerich & Payne International Drilling Co. with respect to H&P Rig 625 and H&P Rig 616.
6.12    Required Financial Information.
(a)    Seller shall deliver (i) true and complete copies of audited Statements of Revenue and Direct Operating expenses of the Assets for the years ended as of December 31, 2021 and December 31, 2020, and for each of the two years in the period ended December 31, 2021 (including any supplemental oil and gas disclosures satisfying the requirements of Financial Accounting Standards Board Accounting Standards Codification 932-235-50, et seq.) and prepared in accordance with GAAP and Regulation S-X, and audited in accordance with the auditing standards generally accepted in the United States of America (“GAAS”) (the “Audited Financials”) not later than five (5) days prior to the Target Closing Date; and (ii) true and complete copies of unaudited Statements of Revenue and Direct Operating Expenses for the Assets for the six months ended June 30, 2022, prepared in accordance with GAAP and reviewed in accordance with GAAS applicable to reviews of interim financial information (the “Unaudited Interim Financials”) not later than five (5) days prior to the Target Closing Date. In addition, from and after the Execution Date until the Closing Date, Seller shall use reasonable efforts to direct its consultants, accountants, reserve engineers, agents and other representatives to, during customary business hours, cooperate with the Earthstone Parties and independent auditors chosen by the Earthstone Parties (“Earthstone’s Auditor”) in connection with any audit by Earthstone’s Auditor of any financial statements of the Assets or reserve reports with respect to the Assets, in each case, relating to the period prior to the Closing Date, or other actions that the Earthstone Parties reasonably require to comply with the requirements under state and federal securities laws. Such cooperation will include (A) reasonable access to Seller’s officers, managers, employees, consultants, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Earthstone’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; (B) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of Seller that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (I) any filings that may be made by the Earthstone Parties under the Securities Act or required by the SEC under securities laws applicable to the Earthstone Parties or any report required to be filed by the Earthstone Parties under the Exchange Act in connection with the transactions contemplated by this Agreement or (II) any prospectus or offering memorandum for any equity or debt offering of Earthstone or any holder of Earthstone equity interests that have registration rights with respect to such equity interests; (C) providing information in connection with the Earthstone Parties’ preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports; (D) providing information with respect to property descriptions of the Properties necessary to execute and record a deed of trust for any financing activities or in any prospectus or offering memo; (E) using reasonable efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about Seller as is reasonably requested by the Earthstone Parties which relates to applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the USA PATRIOT ACT); (F) delivery of one or more customary representation letters from Seller to the auditor of the Audited Financials that are reasonably requested by the Earthstone Parties to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.12; and (G) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of Seller that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt offering of Earthstone or any holder of Earthstone equity interests that have registration rights with respect to such equity interests. All of the information provided by Seller and its Affiliates pursuant to this Section 6.12 is given without any representation or warranty, express or implied, and neither Seller nor any of its Affiliates or its or their respective accountants shall have any liability or responsibility with respect thereto. The Earthstone Parties shall promptly reimburse Seller for all Third Party costs and expenses incurred by Seller or its Affiliates in compliance with this Section 6.12 including, without limitation, all fees and expenses of the public accounting firm conducting the audit of the Audited Financials and the review of the Unaudited Interim Financials contemplated by this Section 6.12.
(b)    Notwithstanding anything to the contrary, the access to be provided to Purchaser pursuant to this Section 6.12 shall not interfere with Seller’s or any of its Affiliates’ ability to prepare their own financial statements or Seller’s or such Affiliates’ regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that Seller reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.
(c)    Notwithstanding anything to the contrary contained in this Section 6.12, nothing in this Section 6.12 shall require any cooperation to the extent that it would (i) require Seller or its Affiliates or any of their respective representatives, as applicable, to agree to pay any commitment or other similar fee, or incur any liability (excluding the expenses in connection with the preparation of the Audited Financials and the Unaudited Interim Financials for which the Earthstone Parties have agreed to reimburse Seller) or give any indemnities or otherwise commit to take any similar action, (ii) require Seller or its Affiliates or any of their respective representatives to provide any information that is not reasonably available to Seller or such representative, or (ii) require Seller or its Affiliates or any of their respective representatives to take any action that will conflict with or violate such Person’s organizational documents, as applicable, or any applicable Law or result in a violation or breach of, or default under, any contract with a non-Affiliate to which such Person, as applicable, is a party, or result in any officer or director of any such Person incurring any personal liability. Purchaser shall indemnify, defend and hold harmless the Indemnified Persons affiliated with Seller and each of their respective representatives from and against all liabilities suffered by, incurred by, or asserted against such Indemnified Persons arising from the cooperation provided by such Indemnified Person pursuant to this Section 6.12 (other than to the extent such liabilities arose from the actual fraud, willful misconduct or gross negligence of Seller or its Affiliates or any of their respective Representatives as determined in in a final, non-appealable judgment of a court of competent jurisdiction) and any information utilized in connection therewith.
(d)    Notwithstanding anything in this Agreement to the contrary, in no event will any failure by Seller to comply with this Section 6.12 be used by Purchaser as a basis to (i) terminate this Agreement pursuant to Article 10 or (ii) to assert the failure of the condition set forth in Section 7.2(b) to be satisfied.

6.13    Successor Operator. Seller agrees that as to the Assets any Seller or its Affiliate operates, Seller shall use commercially reasonable efforts (a) to support Purchaser’s efforts for Purchaser or its designee to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing, or as of the end of the period contemplated by the Transition Services Agreement, (at Purchaser’s sole cost and expense) and (b) to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Purchaser (or its designee) as successor operator of such Assets effective as of Closing.
ARTICLE 7
CONDITIONS TO CLOSING
7.1    Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Seller, waived on or prior to Closing of each of the following conditions:
(a)    (i) Purchaser’s Fundamental Representations shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made again on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date) and (ii) the representations and warranties of the Earthstone Parties set forth in Section 5.7 shall be true and correct in all respects except for de minimis inaccuracies as of the Execution Date and as of the Closing Date as though made again on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date); (iii) the other representations and warranties of the Earthstone Parties set forth in Article 5 shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or Purchaser Material Adverse Effect) as of the Execution Date and as of the Closing Date as though made again on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date);
(b)    Each Earthstone Party shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or material adverse effect), all covenants and agreements to be performed or observed by such Earthstone Party under this Agreement prior to or on the Closing Date;
(c)    On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover Damages from Seller or any Affiliate of Seller resulting therefrom;
(d)    The net sum of all downward adjustments to the Base Purchase Price made pursuant to Sections 2.3(a)(i) and 2.3(a)(ii) shall be less than or equal to fifteen percent (15%) of the Transaction Value;
(e)    The shares of Class A Common Stock constituting the Stock Consideration shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance;

(f)    All of the Titus II Seller’s conditions to closing set forth in the Titus II PSA (other than Section 7.1(f) thereunder) shall have been satisfied (or waived by the Titus II Seller thereunder) concurrently with the Closing hereunder; and
(g)    The Earthstone Parties shall have delivered or be prepared to deliver all of the deliverables Purchaser is required to deliver pursuant to Section 8.3.
7.2    Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, at the option of Purchaser, waived on or prior to Closing of each of the following conditions:
(a)    (i) The representations and warranties of Seller set forth in Article 4 (other than the Seller’s Fundamental Representations) shall be true and correct as of the Execution Date and as of the Closing Date as though made again on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such failures of representations and warranties of Seller to be so true and correct as, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect; provided, however, that, except as set forth in this Section 7.2(a), any representation or warranty qualified by materiality or Seller Material Adverse Effect shall be deemed not to be so qualified for the purposes of this Section 7.2(a) and (ii) all of Seller’s Fundamental Representations must have been true and correct, and must be true and correct as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Seller Material Adverse Effect, true and correct in all respects) on and as of such specified date;
(b)    Seller shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or Seller Material Adverse Effect), all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)    On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial Damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial Damages from Purchaser or any Affiliate of Purchaser resulting therefrom;
(d)    The net sum of all downward adjustments to the Base Purchase Price made pursuant to Sections 2.3(a)(i) and 2.3(a)(ii) shall be less than or equal to fifteen percent (15%) of the Transaction Value;
(e)    All of the “Purchaser’s” conditions to closing set forth in the Titus II PSA (other than Section 7.2(e)) thereunder) shall have been satisfied (or waived by the “Purchaser” thereunder) concurrently with the Closing hereunder; and
(f)    Seller shall have delivered or be prepared to deliver all of the deliverables Seller is required to deliver pursuant to Section 8.2.

ARTICLE 8
CLOSING
8.1    Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Bracewell LLP located at 711 Louisiana Street, STE 2300, Houston, Texas 77002, at 10:00 a.m., local time, on August 10, 2022 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. The date on which the Closing occurs with respect to any Asset is referred to herein as the “Closing Date” for such Asset.
8.2    Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
(a)    Counterparts of the Assignment, Deed and Bill of Sale, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(b)    Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;
(c)    A certificate of non-foreign status of TOGI, TOGC, LM and LMTH meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) and substantially in the form of Exhibit C or a properly completed IRS Form W-9 duly executed by each of TOGI, TOGC, LM and LMTH (or, if a Seller is classified as an entity disregarded as separate from another Person for U.S. federal Income Tax purposes, by such other Person);
(d)    A certificate from each of TOGI, TOGC, LM and LMTH in the form of Exhibit D duly executed by an authorized officer of TOGI, TOGC, LM and LMTH, as applicable, dated as of the Closing, certifying on behalf of TOGI, TOGC, LM and LMTH, as applicable, that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled with respect to TOGI, TOGC, LM and LMTH, as applicable and its Assets;
(e)    Where notices of approval, consent, or waiver are received by Seller pursuant to a filing or application under Section 6.6, copies of such notices;
(f)    Any other forms required by any Governmental Authority relating to the assignments of the Assets, duly executed by Seller, in sufficient duplicate originals to allow recording and filing in all appropriate offices;
(g)    Releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, and fixture filings burdening the Assets;
(h)    Joint written instructions to the Escrow Agent to retain the Deposit, together with any interest or income thereon, in the General Escrow Account as satisfaction of the Indemnity Escrow;

(i)    A counterpart of the Registration Rights Agreement, duly executed by, as applicable, Seller and/or each designee of Seller to receive the Stock Consideration in accordance with Section 2.1(d) and who elects (at its sole discretion) to become a party thereto;
(j)    Appropriate change of operator forms (including the New Mexico Oil Conservation Division Form C-145) for the Assets operated by Seller or its Affiliates, designating Purchaser as operator of such Assets, duly executed by Seller or its applicable Affiliate;
(k)    A counterpart of the Transition Services Agreement, executed by Seller;
(l)    Counterparts of the Lock-up Agreement(s) and the Side Letter Agreement(s) executed by, as applicable, Seller and/or each designee of Seller to receive the Stock Consideration in accordance with Section 2.1(d);
(m)    The Preliminary Settlement Statement, duly executed by Seller;
(n)    Counterparts of the Non-Competition Agreement, executed by each applicable Person contemplated to be party thereto (other than Purchaser); and
(o)    All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.
8.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:
(a)    A wire transfer of the Closing Cash Payment in same-day funds to an account specified by Seller;
(b)    a wire transfer of the Defect Escrow Amount in same-day funds to the Defect Escrow Account as provided in Section 3.8(e), if applicable;
(c)    a wire transfer of an amount equal to Eleven Million Twenty-Nine Thousand Three Hundred Forty-Four Dollars ($11,029,344) (the “Closing Holdback”) in same-day funds to the General Escrow Account;
(d)    Counterparts of the Assignment, Deed and Bill of Sale, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(e)    Assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by Purchaser, in sufficient duplicate originals to allow recording and filing in all appropriate offices;
(f)    A certificate substantially in the form of Exhibit E duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;
(g)    Where notices of approval, consent, or waiver are received by Purchaser pursuant to a filing or application under Section 6.6, copies of such notices;

(h)    Evidence of replacement bonds, guarantees, and letters of credit, pursuant to Section 12.4;
(i)    Any other forms required by any Governmental Authority relating to the assignments of the Assets;
(j)    Joint written instructions to the Escrow Agent to retain the Deposit, together with any interest or income thereon, in the General Escrow Account as satisfaction of the Indemnity Escrow;
(k)    Appropriate change of operator forms including the New Mexico Oil Conservation Division Form C-145) for the Assets operated by Seller or its Affiliates, designating Purchaser as operator of such Assets, duly executed by Seller or its applicable Affiliate.
(l)    A counterpart of the Registration Rights Agreement, duly executed by Purchaser;
(m)    A counterpart of the Transition Services Agreement, executed by Purchaser;
(n)    Counterparts of the Lock-up Agreement(s) and Side Letter Agreement(s) delivered by Seller pursuant to Section 8.2(l);
(o)    The Preliminary Settlement Statement, duly executed by Purchaser;
(p)    An acknowledgement, duly executed by the Transfer Agent, stating that Purchaser has issued the shares of Class A Common Stock constituting the Stock Consideration to Seller or, as applicable, its designees in the amount set forth in the written notice delivered pursuant to Section 2.1(d);
(q)    Evidence reasonably satisfactory to Seller of the satisfaction of the condition set forth in Section 7.1(e); and
(r)    All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.
8.4    Closing Payment and Post-Closing Base Purchase Price Adjustments.
(a)    Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, using and based upon the best information available to Seller, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of:
(i)    adjusted Purchase Price for the Assets determined as of the Closing Date after giving effect to all adjustments set forth in Section 2.3 other than adjustments to be made after the Closing and the related Cash Consideration determined as of the Closing Date and the number of shares of Class A Common Stock constituting the Stock Consideration; and
(ii)    the amount of (A) the Cash Consideration determined as of the Closing Date less (B) (1) the amount of the Deposit plus (2) the Title Defect Amounts and Environmental Defect Amounts, as determined pursuant to Section 3.8(e) (if any) plus (3) the Closing Holdback, which shall constitute the dollar amount payable by Purchaser to Seller in cash at Closing (the “Closing Cash Payment”), along with the wiring instructions for such payment.

Seller shall supply to Purchaser reasonable documentation in the possession of Seller to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a reasonably detailed explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Base Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Base Purchase Price at Closing.
(b)    As soon as reasonably practicable after the Closing but not later than the one hundred twentieth (120th) day following the Closing Date, Seller shall prepare and deliver to Purchaser a draft statement setting forth the final calculation of the Purchase Price and the Cash Consideration and showing the calculation of each adjustment under Section 2.3, based on the most recent actual figures available for each adjustment. Seller shall, at Purchaser’s request, make such reasonable documentation as is in Seller’s possession available to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Seller, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared. If Purchaser does not deliver such report to Seller on or before the end of such thirty (30) day period, Purchaser shall be deemed to have agreed with Seller’s statement, and such statement shall become final and binding upon the Parties.
(c)    The Parties shall undertake to agree on the final statement of the Purchase Price and the Cash Consideration no later than ninety (90) days after delivery of Seller’s statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to, the Houston, Texas office of KPMG LLP (“KPMG”) or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. If Purchaser and Seller have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of KPMG’s unavailability, Seller shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Dallas, Texas office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(c). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of Purchase Price adjustments submitted by any Party and may not award damages, interest (except as expressly provided for in this Section 8.4(c)) or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear their own legal and accounting fees and other costs of presenting its case to the Accounting Arbitrator. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Accounting Arbitrator. Within ten (10) days after the earlier of (i) the expiration of Purchaser’s thirty (30) day response period under Section 8.4(b) without delivery of any written report or (ii) the date on which the Parties or the Accounting Arbitrator finally determine the Purchase Price, (x) Purchaser shall pay to Seller in cash the amount by which the Cash Consideration, as finally determined, less the Deposit and the Title Defect Amounts and Environmental Defect Amounts as determined pursuant to Section 3.8(e) (if any) exceeds the Closing Cash Payment or (y) Seller shall pay to Purchaser in cash the amount by which the Closing Cash Payment exceeds the Cash Consideration, as finally determined, less the Deposit and the Title Defect Amounts and Environmental Defect Amounts as determined pursuant to Section 3.8(e) (if any), as applicable.
(d)    Purchaser shall assist Seller in preparation of the final statement of the Purchase Price under Section 8.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Seller to facilitate such process post-Closing.
(e)    All cash payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to a bank account as may be specified by Seller in writing. All cash payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing.
ARTICLE 9
TAX MATTERS
9.1    Allocation of Asset Taxes.
(a)    Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Date and (ii) the portion of any Straddle Period ending immediately prior to the Effective Date, provided, however, with respect to both (i) and (ii), that Purchaser shall be allocated and bear Asset Taxes associated with the Hydrocarbons produced from, or attributable to, the Properties and sold during the period up to but excluding the Effective Date, if the amount earned from the sale is not received prior to the Cut-Off Date. Purchaser shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning on or after the Effective Date and (B) the portion of any Straddle Period beginning on the Effective Date.
(b)    For purposes of determining the allocations described in Section 9.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the taxable period in which severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the taxable period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.
(c)    To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 2.3 or Section 8.4, Seller and Purchaser shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount that was taken into account in the final Purchase Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 9.1.
9.2    Tax Returns. Purchaser shall (i) file (or cause to be filed) all Tax Returns with respect to the Assets that are required to be filed after the Closing Date on a basis consistent with past practice except to the extent otherwise required by applicable Law; provided, that Purchaser shall use its reasonable best efforts to provide drafts of such Tax Returns for Seller’s review and comment reasonably in advance of the due date therefor, incorporate any reasonable comments received from Seller up to five (5) days prior to the due date therefor, and timely file such Tax Returns, and (ii) pay (or cause to be paid) prior to delinquency, all Asset Taxes that become due after the Closing Date. In the case of any Tax Return described in clause (i) of the preceding sentence that includes Asset Taxes that are allocable to Seller pursuant to Section 9.1(a), Purchaser shall send to Seller a statement that apportions the Asset Taxes shown on such Tax Return between Purchaser and Seller in accordance with Section 9.1(a). Such statement shall be accompanied by proof of Purchaser’s actual payment of such Asset Taxes. Within ten (10) Business Days of receipt of each such statement and proof of payment, Seller shall reimburse Purchaser for the portion of such Asset Taxes allocated to Seller in accordance with Section 9.1(a) and this Section 9.2, except to the extent such Asset Taxes have decreased the Base Purchase Price pursuant to Section 2.3(a). Seller shall, promptly after the Closing Date, send to Purchaser a statement for any Asset Taxes allocated to Purchaser pursuant to this Agreement but paid by Seller prior to the Closing Date and, after review of such statement by Purchaser and reasonable agreement by the Parties regarding its accuracy, Purchaser shall reimburse Seller for Purchaser’s allocated portion of such Asset Taxes within ten (10) Business Days of the Parties’ agreement regarding such statement, except to the extent such Asset Taxes have increased the Base Purchase Price pursuant to Section 2.3(a). Unless required by applicable Law or with Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), neither Purchaser nor any of its Affiliates shall file, or cause to be filed, any amended Tax Return with respect to the Assets for any Tax period ending prior to the Effective Date or for any Straddle Period.
9.3    Transfer Taxes. Purchaser will be responsible for one hundred percent (100%) of all Transfer Taxes and shall prepare and file, or cause to be prepared and filed, all related Tax Returns. Purchaser and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
9.4    Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
9.5    1031 Like-Kind Exchange Cooperation. Seller and Purchaser agree that either or both of Seller and Purchaser may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Code Section 1031 (an “Exchange”). Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange, including an Exchange subject to the procedures outlined in Treasury Regulations Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Purchaser shall have the right at any time prior to Closing to assign its rights under this Agreement for purposes of an Exchange to a qualified intermediary (as that term is defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Assets under applicable Law. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all Damages and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
9.6    Refunds. Seller shall be entitled to any and all credits or refunds of Asset Taxes attributable to (i) any Tax period ending prior to the Effective Date and (ii) the portion of any Straddle Period ending immediately prior to the Effective Date, but only to the extent that such Asset Taxes were actually paid or economically borne by Seller (or any of its beneficial owners or Affiliates). If Purchaser or its Affiliates receives a refund of Taxes to which Seller is entitled pursuant to this Section 9.6, Purchaser shall forward, and shall cause its Affiliates to forward, to Seller the amount of any such credit or refund within ten (10) days after such credit or refund is received.
9.7    Tax Proceedings. Purchaser shall, within five (5) days of receipt, provide Seller with written notice of any inquiries, audits, examinations or proposed adjustments by any Governmental Authority, which relates to any Asset Taxes for any Tax period ending prior to the Effective Date or any Straddle Period (each, a “Pre-Effective Date Tax Proceeding”); provided, that the failure of Purchaser to give notice of a Pre-Effective Date Tax Proceeding shall not relieve the Seller of its obligations under this Agreement, except to the extent Seller is materially prejudiced by such failure. Seller shall have the option to (i) control the conduct and resolution of any Pre-Effective Date Tax Proceeding that relates solely to a Tax period ending prior to the Effective Date, and (ii) participate in any Pre-Effective Date Tax Proceeding that relates to a Straddle Period (in whole or in part) or that Seller does not elect to control. Seller may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving written notice of any Pre-Effective Date Tax Proceeding from Purchaser. If Seller elects to control a Pre-Effective Date Tax Proceeding, Seller shall (i) keep Purchaser informed of the progress of any such Pre-Effective Date Tax Proceeding, (ii) provide Purchaser with copies of material correspondence with respect to any such Tax Proceeding, (iii) permit Purchaser (or Purchaser’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Effective Date Tax Proceeding (at Purchaser’s cost), and (iv) not effect any settlement or compromise of any such Pre-Effective Date Tax Proceeding without the written consent of Purchaser, not to be unreasonably conditioned, delayed or withheld. Purchaser shall control any Pre-Effective Date Tax Proceeding that relates solely to a Tax period ending before the Effective Date that Seller does not elect to control or any Pre-Effective Date Tax Proceeding that relates to any Straddle Period; provided Purchaser shall (i) keep Seller informed of the progress of any such Pre-Effective Date Tax Proceeding, (ii) provide Seller with copies of material correspondence with respect to any such Pre-Effective Date Tax Proceeding, (iii) permit Seller (or Seller’s counsel) to participate in meetings (including conference calls) with the applicable Governmental Authority with respect to any such Pre-Effective Date Tax Proceeding (at Seller’s cost), and (iv) not effect any settlement or compromise of any such Pre-Effective Date Tax Proceeding without the written consent of Seller, not to be unreasonably conditioned, delayed or withheld. In the event of a conflict between the provisions in this Section 9.7 and those in Section 11.4, this Section 9.7 shall control.
9.8    Allocation of Purchase Price. Seller and Purchaser shall agree on the allocation of the Base Purchase Price, Assumed Obligations, and all other items constituting consideration for U.S. federal Income Tax purposes (to the extent currently known) among the Assets in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (the “Tax Allocation”). Seller and Purchaser further agree to amend such Tax Allocation to reflect adjustments to the Base Purchase Price and to report, and cause their respective Affiliates to report, the transactions contemplated by this Agreement consistently with such Tax Allocation, as adjusted by the Parties, on any Tax Return, including Internal Revenue Service Form 8594, as applicable, and will not assert, and will cause their Affiliates not to assert, in connection with any Tax audit or other proceeding with respect to Taxes, any asset values or other items inconsistently with the amounts set forth on such Tax Allocation except with the agreement of the other Parties or as required by applicable Law; provided, however, that nothing in this Agreement shall prevent Purchaser or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such Tax Allocation and neither Purchaser or Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Tax Allocation. The Parties agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Tax Allocation.
ARTICLE 10
TERMINATION
10.1    Termination. Subject to the provisions of Section 10.2 and Section 10.3 this Agreement may be terminated at any time prior to Closing in the following manner:
(a)    by the mutual prior written consent of Seller and Purchaser,
(b)    by Seller, at Seller’s option, if any of the conditions set forth in Section 7.1 (other than Sections 7.1(c), 7.1(d), or 7.1(e) or 7.1(f)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Seller to Purchaser specifying the reason any such condition is unsatisfied (including any material breach by an Earthstone Party of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Purchaser’s receipt of written notice thereof from Seller;
(c)    by Purchaser, at Purchaser’s option, if any of the conditions set forth in Section 7.2 (other than Sections 7.2(c), 7.2(d) or 7.2(e)) have not been satisfied by the Target Closing Date (except for those conditions that by their nature are to be satisfied at or in connection with the Closing and that would have been capable of being satisfied at or in connection with the Closing) and, following written notice thereof from Purchaser to Seller specifying the reason any such condition is unsatisfied (including any material breach by Seller of this Agreement), such condition remains unsatisfied for a period of twenty (20) days after Seller’s receipt of written notice thereof from Purchaser;
(d)    by either Seller or Purchaser if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal by the terms of a final, non-appealable order;
(e)    by either Seller or Purchaser if the Closing has not occurred on or before September 9, 2022;

(f)    by Seller, if Purchaser has not deposited the Deposit into the General Escrow Account within two (2) Business Days following the Execution Date (in accordance with the terms of Section 2.1(b)); or
(g)    by Purchaser pursuant to Section 6.8, if applicable;
provided, however, that, no Party shall be entitled to terminate this Agreement under Sections 10.1(b), 10.1(c), 10.1(e) or 10.1(g) if, at the time such Party would otherwise be entitled to exercise such right to terminate this Agreement, such Party: (A) is in breach of any of its representations or warranties set forth in this Agreement or the Titus II PSA (including, in the case of Seller, a breach by Titus II Seller thereunder) or (B) such Party has failed to perform or observe such Party’s covenants and agreements in this Agreement, in each case of (A) or (B), in a manner that causes the conditions with respect to the other Party’s obligation to consummate the transactions contemplated by this Agreement set forth in Sections 7.1(a), 7.1(b), 7.1(e), 7.1(g), 7.2(a), 7.2(b), or 7.2(f) as applicable, not to be satisfied, or (C) such Party fails to proceed with the consummation of the transactions contemplated by this Agreement once the applicable conditions in Section 7.1 (in the case of a failure by Seller) or Section 7.2 (in the case of a failure by Purchaser) have been satisfied or waived.
10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, this Article 10, Section 3.4(b) (as it relates to Purchaser’s obligations with respect to Environmental Information), Sections 4.9, 4.24, 5.17, 5.18, 6.3, 6.5, 11.4 (as it relates to claims under Section 6.5), 12.2, 12.3, 12.6, 12.7, 12.8, 12.9, 12.11, 12.13, 12.14, 12.16, 12.17, 12.18 and 12.20, all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Assets to any Person without any restriction under this Agreement. Without limitation of any rights and obligations of the Parties pursuant to the provisions of this Agreement that continue in full force and effect beyond the termination of this Agreement (as set forth in this Section 10.2), the sole remedies of the Parties with respect to a termination of this Agreement pursuant to Section 10.1 shall be the rights set forth in Section 10.3(a), Section 10.3(b) and Section 10.3(d), as applicable.
10.3    Distribution of Deposit Upon Termination and Remedies Upon Termination; Specific Performance.
(a)    In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 7.2 have been fulfilled, satisfied or waived in writing by Purchaser (except for those conditions that by their nature are to be satisfied by or on behalf of Seller at or in connection with Closing, all of which Seller stands ready, willing and able to satisfy) and (ii) Seller is entitled to terminate this Agreement under Sections 10.1(b) or 10.1(e) because the conditions precedent to the obligations of Seller set forth in Section 7.1 are not satisfied as of such time solely as a result of the breach or failure of Purchaser’s representations, warranties, or covenants hereunder (or under the Titus II PSA), including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder (or thereunder) at Closing, then Seller shall be entitled, as its sole and exclusive remedy, to elect in writing to terminate this Agreement pursuant to Sections 10.1(b) or 10.1(e), as applicable, and receive the entirety of the Deposit for the sole account and use of Seller as liquidated damages hereunder without waiving or releasing the Purchaser’s obligations under the provisions that remain in effect following a termination pursuant to Section 10.2. Not later than two (2) Business Days following Seller’s election to terminate this Agreement, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit (together with all earnings, interest and income thereon) to Seller. IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM ANY TERMINATION OF THE TYPE SET FORTH IN THIS SECTION 10.3(A) WOULD BE DIFFICULT TO DETERMINE ACCURATELY BECAUSE OF

THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE ASSETS, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE PARTIES HEREBY AGREE AND ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HEREUNDER, TOGETHER WITH ANY INTEREST AND/OR INCOME THEREON, (A) REPRESENTS A REASONABLE ESTIMATE OF THE MINIMUM AMOUNT OF DAMAGES THAT THE SELLER WOULD SUFFER AS A RESULT OF SUCH A TERMINATION AND (B) REPRESENTS REASONABLE CONSIDERATION FOR THE SELLER REMOVING THE ASSETS FROM THE MARKETPLACE DURING THE PERIOD FROM THE EXECUTION DATE UNTIL THE SUCH A TERMINATION HEREOF.
(b)    In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 7.1 have been fulfilled, satisfied or waived in writing by Seller (except for those conditions that by their nature are to be satisfied by or on behalf of Purchaser at or in connection with Closing, all of which Purchaser stands ready, willing and able to satisfy, and other than the failure of any such conditions to Closing of Seller resulting from the breach or failure of any of Seller’s representations, warranties or covenants hereunder) and (ii) Purchaser is entitled to terminate this Agreement under Sections 10.1(c), 10.1(e) or 10.1(g) because the conditions precedent to the obligations of Purchaser set forth in Section 7.2 are not satisfied as of such time solely as a result of the breach or failure of Seller’s representations, warranties, or covenants hereunder (or as a result of the breach or failure of Titus II Seller’s representations, warranties, or covenants under the Titus II PSA), including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder (or thereunder) at Closing, then Purchaser shall be entitled, as its sole and exclusive remedy, to elect in writing, in its sole discretion, to either: (A) seek specific performance of this Agreement (without the necessity of posting bond or furnishing other security); provided that Purchaser’s ability to terminate this Agreement and seek recovery pursuant to clause (B) below shall not be limited if Purchaser causes any such action for specific performance to be dismissed prior to reaching a final, non-appealable decision; or (B) terminate this Agreement pursuant to Sections 10.1(c), Section 10.1(e) or Section 10.1(g), as applicable, in which case, Purchaser shall be entitled (1) to receive the entirety of the Deposit for the sole account and use of Purchaser (together with any interest and/or income thereon, free of any claims by Seller or any other Person with respect thereto) and (2) to receive from Seller, and Seller shall pay to Purchaser, the amount set forth in Schedule 10.3(b), but in all cases subject to Section 12.18. In the case of clause (B) above, not later than two (2) Business Days following Purchaser’s election to terminate this Agreement, Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit (together with all earnings, interest and income thereon) to Purchaser.
(c)    In the event Seller has elected to terminate this Agreement under Section 10.1(f), Seller shall be entitled to all remedies available at law or in equity (excluding any right to seek specific performance), and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to the other relief to which Seller may be entitled.
(d)    If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), 10.3(b) or 10.3(c), Purchaser shall be entitled to receive the Deposit, together with any interest and/or income thereon, free of any claims by Seller or any other Person with respect thereto and there shall be no liability under the provisions of this Agreement which become void and of no further force or effect as provided in Section 10.2 on the part of Seller or Purchaser, provided, however, there shall be no termination of any rights and obligations of the Seller or Purchaser, as applicable, under any of the provisions of this Agreement which expressly survive termination as provided in Section 10.2. In the event of a termination of the type set forth in this Section 10.3(d), Seller and Purchaser shall execute and deliver joint written instructions to the Escrow Agent to disburse the Deposit together with any income thereon to Purchaser not later than two (2) Business Days following such termination.

ARTICLE 11
INDEMNIFICATION; LIMITATIONS
11.1    Assumed Obligations. Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including the following (collectively, the “Assumed Obligations”):
(a)    subject to the adjustments to the Base Purchase Price set forth in Section 2.3, all obligations and liabilities arising from or in connection with any production, pipeline, storage, processing, or other imbalance attributable to Hydrocarbons produced from the Properties, whether before, on, or after the Effective Date, including obligations to furnish makeup gas in accordance with the terms of applicable gas sales, gathering, or transportation Contracts;
(b)    obligations to pay working interests, royalties, overriding royalties, and other Suspense Funds held by Seller as of the Closing Date (with respect to such Suspense Funds, solely to the extent Purchaser receives a downward adjustment to the Base Purchase Price at Closing pursuant to Section 2.3 in respect thereof);
(c)    obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning, or abandonment of all structures and Equipment included in the Assets or located on the lands covered by, or described in, the Leases (whether such Leases have terminated or expired) and restoration of the surface covered by the Assets in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Date, and whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and Hydrocarbons;
(d)    subject to the terms of Article 3 and the special warranty of Defensible Title in the Assignment, Deed and Bill of Sale, all Damages and obligations arising from, or relating to, Title Defects, deficiencies, or other title matters with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date; and
(e)    subject to the terms of Article 3 and Purchaser’s rights pursuant to Section 11.3(b)(iii) with respect to Section 4.15, Damages and obligations arising from, or relating to, Environmental Defects, or other environmental matters, with respect to the Assets, whether arising or relating to periods of time before, on, or after the Effective Date.
11.2    Retained Obligations. Notwithstanding the terms of Section 11.1, the Assumed Obligations shall not include any liabilities, Damages, duties, or obligations to the extent they are attributable to, arise out of or in connection with, or are based upon the Retained Obligations.
11.3    Indemnification.
(a)    From and after Closing, Purchaser shall be liable to and shall indemnify, defend, and hold harmless Seller and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives (the “Seller Group”) from and against all Damages incurred or suffered by Seller Group:

(i)    caused by, arising out of, or resulting from, the Assumed Obligations;
(ii)    caused by, arising out of, or resulting from, an Earthstone Party’s breach of any of such Earthstone Party’s covenants or agreements contained in this Agreement;
(iii)    caused by, arising out of, or resulting from, any breach of any representation or warranty made by an Earthstone Party contained in Article 5 of this Agreement or in the certificate delivered at Closing pursuant to Section 8.3(f); provided that, for the avoidance of doubt, no provision of this Agreement shall be construed as causing Seller to bear any Asset Taxes allocated to any Tax period (or portion thereof) prior to the Effective Date; or
(iv)    caused by, arising out of, or resulting from, the conveyance or transfer of any Asset without an applicable consent to such conveyance or transfer, other than a Material Consent or preferential right to purchase or right of first refusal,
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING FRAUD, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP, and further excepting in each case Damages against which Seller would be required to indemnify Purchaser Group under Section 11.3(b) at the time the applicable Claim Notice is presented by Purchaser.
(b)    From and after Closing, Seller shall indemnify, defend, and hold harmless Purchaser, Earthstone and their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives (“Purchaser Group”) from and against all Damages incurred or suffered by Purchaser Group:
(i)    caused by or arising out of, or resulting from, the Retained Obligations;
(ii)    caused by, arising out of, or resulting from, Seller’s breach of Seller’s covenants or agreements contained in Article 6; or
(iii)    caused by, arising out of, or resulting from, any breach or inaccuracy of any representation or warranty made by Seller contained in Article 4 of this Agreement, or in the certificate delivered at Closing pursuant to Section 8.2(d).
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION (OTHER THAN AS PROVIDED BY SECTION 6.5), BUT EXCLUDING FRAUD, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE PURCHASER GROUP.
(c)    Notwithstanding anything to the contrary contained in this Agreement, except in the case of Fraud, and without limitation of the special warranty of Defensible Title in the Assignment and Bill of Sale, from and after Closing, Seller’s and the Earthstone Parties’ sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement (excluding Sections 6.5 and 6.7, which shall also be separately enforceable by Seller and the Earthstone Parties, as applicable, pursuant to whatever rights and remedies are available to it outside of this Article 11, and Section 4.7, the sole and exclusive remedy for which shall be pursuant to Section 2.3), and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 8.2(d) and 8.3(f), as applicable, is set forth in this Article 11 (and, with respect to the representation and warranty in Section 4.7, Section 2.3) and if no such right of indemnification (or, with respect to the representations and warranties in Section 4.7, right under Section 2.3) is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies contained in this Article 11 (and, with respect to the representation and warranty in Section 4.7, Section 2.3), and in the case of Fraud, and without limitation of the special warranty of Defensible Title in the Assignment and Bill of Sale, upon Closing each Party releases, remises, and forever discharges the other and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, Damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE OIL POLLUTION ACT OF 1990, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE, OR THIRD PARTY, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.
(d)    The Parties shall treat any amounts paid pursuant to this Article 11 as an adjustment to the Purchase Price for U.S. federal Income Tax purposes.
11.4    Indemnification Actions. All claims for indemnification under Section 6.5, Section 9.5 or Section 11.3 shall be asserted and resolved as follows:
(a)    For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11, Section 6.5 or Section 9.5 (including, for the avoidance of doubt, those Persons identified in Section 11.4(g)).
(b)    To make a claim for indemnification under Section 6.5, Section 9.5 or Article 11, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.4 shall not relieve the Indemnifying Person of its obligations under Section 6.5, Section 9.5 or Article 11, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached and the basis of such inaccuracy or breach.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend and indemnify the Indemnified Person against such Claim under Section 6.5, Section 9.5 or this Article 11, as applicable. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period but prior to the Indemnifying Person admitting (or being deemed to have admitted such obligation pursuant to this Section 11.4(c)) its obligation to provide indemnification with respect to the matter in question, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)    If the Indemnifying Person admits its obligation (or is deemed to have admitted its obligation), it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.4(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend, indemnify against, or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing (or is deemed to be obligated to indemnify such Indemnified Person pursuant to Section 11.4(c) or this Section 11.4(e)), the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such

Damages, or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide indemnification hereunder, subject to the other provisions of this Article 11.
(g)    Any claim for indemnity under Section 6.5, Section 9.5 or Article 11 by any Affiliate, partner, member, shareholder, owner, officer, director, manager, employee, agent or representative must be brought and administered by the applicable Party to this Agreement that is related to such Person. No Indemnified Person other than Seller and the Earthstone Parties shall have any rights against Seller or Earthstone Parties under the terms of Section 6.5, Section 9.5 or Article 11 except as may be exercised on its behalf by Earthstone Parties or Seller, as applicable, pursuant to this Section 11.4(g). Seller and Earthstone Parties may elect to exercise or not exercise indemnification rights under this Section 11.4 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.4.
11.5    Casualty and Condemnation.
(a)    Subject to the Seller’s representations, warranties and covenants made pursuant to this Agreement, from and after the Execution Date, if Closing occurs, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of any Equipment due to ordinary wear and tear, in each case, with respect to the Assets.
(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), Purchaser shall nevertheless be required to proceed with Closing and Seller, at the Closing, shall pay to Purchaser all sums paid to Seller and its Affiliates by Persons by reason of such Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards and other rights against non-Affiliate Third Parties (excluding Damages, other than insurance claims, of or against any member of the Seller Group) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that (i) in the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds Two Hundred Thirty-Four Thousand Six Hundred Sixty-Seven Dollars ($234,667) net to Seller’s interest, Seller must elect by written notice to Purchaser prior to Closing either to (A) cause the Assets affected by such Casualty Loss to be repaired or restored, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (B) reduce the Base Purchase Price by the cost to repair or restore such Casualty Loss and (ii) Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, title, interests and claims against third Persons who are not Affiliates of Seller for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against such third Persons with respect to any such Casualty Loss.
(c)    Seller shall promptly notify Purchaser in writing following the occurrence of such Casualty Loss, which notice shall include reasonable detail of the nature of such Casualty Loss and Seller’s good faith estimate of the costs to repair or replace the relevant Asset(s).

11.6    Limitation on Actions.
(a)    The representations and warranties of Seller in Article 4 (excluding Seller’s Fundamental Representations and Sections 4.3, 4.7, and 4.14) and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Section 8.2(d), and the covenants and agreements of the Parties to be performed at or prior to Closing shall, in each case, survive the Closing for a period of twelve (12) months. The representation and warranty of Seller set forth in Section 4.3 shall survive the Closing for a period of three (3) years and the representation and warranty of Seller set forth in Section 4.7 shall survive the Closing until the date that the final settlement of the Purchase Price is agreed upon or determined pursuant to Section 8.4(c). The covenants and agreements of the Parties to be performed after Closing shall survive Closing as reasonably necessary to perform the same, subject to the limitations set forth in this Section 11.6. The remainder of this Agreement shall survive the Closing and delivery of the Assignment, Deed and Bill of Sale without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.
(b)    The indemnities in Sections 11.3(a)(ii), 11.3(a)(iii), 11.3(b)(ii), and 11.3(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnity in Section 11.3(b)(i) shall survive the Closing as follows: (i) as set forth in Sections 2.3 and 2.4 with respect to the matters described in clause (ii) of the definition of Retained Obligations; (ii) for the appliable statute of limitations with respect to the matters described in clause (iii) of the definition of Retained Obligations; (iii) for a period of twenty-four (24) months following the Closing Date with respect to the matters described in clauses (iv) and (v) of the definition of Retained Obligations; and (iv) except as otherwise expressly provided in this Agreement, without time limit; except in each case of the forgoing as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.
(c)    Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) for an individual matter until and unless the amount of the liability for Damages with respect to which Seller admits (or it is otherwise finally determined that Seller has) an obligation to indemnify the Earthstone Parties pursuant to the terms of Section 11.3(b)(iii) exceeds One Hundred Thousand Dollars ($100,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 11.3(b)(iii) until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are timely delivered by Earthstone Parties, (ii) with respect to which Seller admits (or it is otherwise finally determined) that Seller has an obligation to indemnify Earthstone Parties pursuant to the terms of Section 11.3(b)(iii), and (iii) which exceed the Individual Indemnity Threshold exceeds two percent (2%) of the Transaction Value, and then only to the extent such Damages exceed two percent (2%) of the Transaction Value. Notwithstanding the foregoing, this Section 11.6(c) shall not limit indemnification for breach of the Seller’s Fundamental Representations.
(d)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify the Earthstone Parties (i) under Section 11.3(b)(iii) for aggregate Damages in excess of fifteen percent (15%) of the Transaction Value; provided, however, that this Section 11.6(d) shall not limit indemnification for breach of Seller’s Fundamental Representations, or (ii) under this Agreement for aggregate Damages in excess of the Transaction Value.

(e)    Notwithstanding anything herein to the contrary, for purposes of this Article 11, (i) when determining whether a breach or inaccuracy of Seller’s representations or warranties contained in this Agreement has occurred and (ii) when calculating the amount of Damages incurred, arising out of or relating to any such breach or inaccuracy of any such representation or warranty by Seller, in each case, all references to materiality and Seller Material Adverse Effect contained in such representation or warranty shall be disregarded.
(f)    With respect to any investigation, remediation or other response action related to Damages for which Purchaser seeks indemnification from Seller pursuant to this Article 11, Purchaser hereby agrees to provide Seller with copies of all related reports and communications submitted to any Governmental Authority and the results of all sampling and analysis activities within three (3) Business Days after receipt thereof by Purchaser.
(g)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.
(h)    Seller shall be subrogated to the rights of any Indemnified Person that is a member of the Purchaser Group against any insurer, indemnitor, guarantor or other Person with respect to the subject matter of any Damages subject to indemnification by Seller pursuant to Section 11.3(b) to the extent that Seller pays any such Indemnified Person with respect to such Damages. Any member of the Purchaser Group who is indemnified pursuant to Section 11.3(b) shall assign or otherwise cooperate with Seller in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Damages for which any member of the Purchaser Group has been paid. Any such Purchaser Group Indemnified Person shall remit to Seller, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any member of the Purchaser Group from a third Person and which relates to Damages for which (but only to the extent) such member of the Purchaser Group has been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery)
(i)    Seller shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been expressly waived in writing by Purchaser.
(j)    As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, Tax, claim, award, or judgment incurred or suffered by any Person, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to the matters in question, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity provided hereunder. Notwithstanding the foregoing, neither the Earthstone Parties nor Seller shall be entitled to indemnification under Section 6.5, Section 9.5 or this Article 11 for, and “Damages” shall not include, (i) loss of profits to the extent constituting consequential damages, or other consequential damages suffered by the Party claiming indemnification, or any special or punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused solely by the actions or omissions of any Indemnified Person after the Closing Date, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
11.7    Indemnity Escrow.
(a)    In the event Closing occurs, the Deposit and the Closing Holdback shall be maintained in the General Escrow Account in order to provide security for Seller’s indemnification obligations under this Article 11 and Seller’s special warranty granted in the Assignment, Deed and Bill of Sale (the “Indemnity Escrow”). The Indemnity Escrow shall be held by Escrow Agent and disbursed by Escrow Agent after the Closing in accordance with this Section 11.7 and the General Escrow Agreement.
(b)    With respect to each claim for indemnification asserted by Purchaser against Seller pursuant to this Article 11 or special warranty claim asserted by Purchaser pursuant to the Assignment, Deed and Bill of Sale and Section 3.1(c) during the period from and after the Closing Date up to the date that is twelve (12) months following the Closing Date (the “Indemnity Escrow Termination Date”), upon final resolution or determination of such an indemnity or special warranty claim by the Parties or in accordance with Section 11.4, as applicable, Purchaser and Seller shall jointly instruct Escrow Agent to disburse to Purchaser the amount set forth in such joint instruction, which will be that portion of the Indemnity Escrow being held in the General Escrow Account as would satisfy such finally resolved or determined indemnity or special warranty claim.
(c)    Promptly after the six (6) month anniversary of the Closing Date (but in no event more than three (3) Business Days thereafter) (the “Initial Indemnity Holdback Release Time”), Purchaser and Seller shall jointly instruct Escrow Agent to disburse to Seller fifty percent (50%) of the value of the Indemnity Escrow as of the Initial Indemnity Holdback Release Time, less the aggregate amount of Damages in respect of any claims for indemnification in any Claim Notice delivered prior to the Initial Indemnity Holdback Release Time. If such amount is a negative number, then no release will be made from the Indemnity Escrow as of the Initial Indemnity Holdback Release Time.
(d)    On the Indemnity Escrow Termination Date, Seller shall be entitled to receive the Indemnity Escrow balance as of such time and such amount shall be distributed to Seller pursuant to the terms of the General Escrow Agreement (and Purchaser and Seller shall jointly instruct Escrow Agent to take any necessary actions in order to accomplish the foregoing). If there are remaining amounts due by Seller to Purchaser pursuant to the indemnity obligations under this Article 11 after the Indemnity Escrow balance is exhausted, then such amounts shall be promptly paid to Purchaser by Seller as they are agreed by the Parties or finally determined in accordance with the terms of this Agreement.
(e)    To the extent that Purchaser asserts any Damages for which it believes it is entitled to indemnification pursuant to this Article 11 or any special warranty claims pursuant to the Assignment, Deed and Bill of Sale and Section 3.1(c), and without limitation to Purchaser’s rights to seek injunctive relief if and as permitted by the terms hereof, Purchaser shall pursue such claims against the Indemnity Escrow first, and Seller shall not have any personal liability for such claims unless and until the Indemnity Escrow is exhausted, and then only as further limited in accordance with the terms of this Agreement.
11.8    Financing Provisions. Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree that none of the Financing Sources shall have any liability to Seller or any other Person (other than Purchaser and its permitted assigns in respect of the Debt Financing) relating to or arising out of this Agreement or the Debt Financing, whether at law or equity, in contract or in tort or otherwise, and neither Seller nor any other Person (other than Purchaser and its permitted assigns in respect of the Debt Financing) shall have any rights or claims against any of the Financing Sources under this Agreement or the Debt Financing, whether at law or equity, in contract or in tort, or otherwise. Seller hereby waives any rights or claims against the Financing Sources and hereby agrees that in no event shall the Financing Sources have any liability or obligation to Seller and in no event shall Seller seek or obtain any other damages of any kind against any Financing Source (including consequential, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Debt Financing or the transactions contemplated hereby or thereby.
ARTICLE 12
MISCELLANEOUS
12.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
12.2    Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:
If to Seller:    Titus Oil & Gas, LLC
420 Throckmorton Street #1150
Fort Worth, Texas 76102
Attention:    Marshall Hickey
Telephone:    (817) 852-6760
Email:     Mhickey@titusoil.com
Attention:    Rob Evans
Telephone:    (817) 852-6914
Email:     Revans@titusoil.com
Facsimile:    (817) 852-1842
With a copy to (which shall not constitute notice):
    Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002
Attention:     Molly Butkus
    Charles Still
Email:    Molly.Butkus@bracewell.com
Email:    Charles.Still@bracewell.com
If to Purchaser:    Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Robert J. Anderson, President and Chief Executive Officer
Email: robert@earthstoneenergy.com

Attention: Bobby Hunt, General Counsel
Email: bobby@earthstoneenergy.com
With a copy to (which shall not constitute notice):
Haynes and Boone, LLP
1221 McKinney Street, Suite 4000
Houston, Texas 77010
Attention:     Austin Elam
        Kim Mai
E-mail:        austin.elam@haynesboone.com
        kim.mai@haynesboone.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
12.3    Expenses. Except as provided in Sections 3.10(c), 6.6, 8.4(c), 9.3 10.2 and in Section 11.4, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the exhibits and schedules hereto and thereto, and all other matters related to the Closing and the transactions related thereto, including all fees and expenses of counsel, accountants, and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
12.4    Replacement of Bonds, Letters of Credit and Guarantees. The Parties understand that none of the bonds, supplemental bonds, third Person indemnities, letters of credit, guarantees and other securities, if any, posted by Seller or any Affiliate thereof with or for the benefit of any Governmental Authority or third Person and relating to the Assets will be transferred to Purchaser. On or before Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser or its designee, replacements for all bonds, supplemental bonds, third Person indemnities, letters of credit, guarantees and other securities as well as any other bonds, supplemental bonds, third Person indemnities, letters of credit, guarantees, and other securities necessary for Purchaser to own and, if applicable, operate the Assets, and shall cause, effective as of or promptly following the Closing, the cancellation or return to Seller of the bonds, supplemental bonds, third Person indemnities, letters of credit, guarantees and other securities posted by Seller or its Affiliates listed on Schedule 4.18.
12.5    Records.
(a)    As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the original Records (or digital copies of Records to the extent Seller does not have originals of such Records) that are in the possession of Seller or its Affiliates, subject to Section 12.5(b).
(b)    Seller may retain a copy of all data room materials for the transactions contemplated by this Agreement along with the originals of those Records (i) relating to Tax and accounting matters, (ii) relating to Properties in which Seller retains any interest, or (iii) which are subject to a legal hold by Seller (until such hold is released) and provide Purchaser, at its request, with copies of such Records, other than Records that pertain solely to Income Taxes (including related returns and workpapers). Seller may retain copies of any other Records, including geological, geophysical, and similar data and studies.

(c)    Purchaser, for a period of seven (7) years after the Closing shall: (i) retain the Records and (ii) provide Seller, and the members of the Seller Group with access to the Records during normal business hours for review and copying at Seller’s sole expense.
12.6    Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction. Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York.
12.7    Venue; Waiver of Jury Trial. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with, this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arising out of, in relation to, or in connection with, title or environmental matters pursuant to Section 3.10 or the determination of Purchase Price adjustments pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas, Houston Division. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF, IN RELATION TO, OR IN CONNECTION WITH, THIS AGREEMENT OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. Notwithstanding the foregoing, each Party hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Commitment Letter, or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of this Section 12.7 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.
12.8    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
12.9    Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of Seller or Purchaser, or their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives or any failure by Seller or Purchaser to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
12.10    Assignment. Other than as permitted by Section 9.5, no Party shall assign or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties hereunder to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void ab initio; provided that Purchaser may, without consent of Seller but with prior written notice to Seller and subject to the immediately succeeding sentence, assign to one or more of its Affiliates its rights hereunder to receive assignment and transfer of the Assets. Any assignment of this Agreement permitted by this Section 12.10 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
12.11    Entire Agreement. This Agreement, the Confidentiality Agreement and the documents to be executed hereunder and the exhibits and schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, or agreement of the other Party or its representatives other than those expressly contained in this Agreement. For the avoidance of doubt, this Agreement constitutes a “definitive written agreement” as contemplated by the Confidentiality Agreement and, as such, upon Closing the Confidentiality Agreement shall automatically terminate, effective as of the Closing Date, or if Closing does not occur, the Confidentiality Agreement shall survive in accordance with its terms.
12.12    Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification. Notwithstanding anything to the contrary in this Agreement, Section 11.8, the last sentence of Section 12.6, the last two sentences of Section 12.7, the last sentence of this Section 12.12 and Section 12.13 may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources, such consent not to be unreasonably withheld, delayed or conditioned.
12.13    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except (a) the rights expressly provided to the Persons described in Section 6.5, Section 9.5 and Article 11, and (b) the Financing Sources, which are hereby made express third party beneficiaries of Section 11.8, the last sentence of Section 12.6, the last two sentences of Section 12.7 and the last sentence of Section 12.12 and this Section 12.13.
12.14    Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.
12.15    Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
12.16    References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any exhibit or schedule means an exhibit or schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement for all purposes; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; and (g) ”include” and “including” mean include or including without limiting the generality of the description preceding such term.
12.17    Construction. Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation, and suitability. Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof.
12.18    Limitation on Damages. Notwithstanding anything to the contrary contained herein but without limitation of Section 10.2, neither Purchaser nor Seller, nor any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties or to the extent such damages constitute direct damages under Texas Law) and Purchaser and Seller, for themselves and on behalf of their respective Affiliates, hereby expressly waive any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties or to the extent such damages constitute direct damages under Texas Law).
12.19    Non-Recourse Parties. Subject to the remainder of this Section 12.19, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, are in respect of, arise under, arise out or by reason of, are connected with, or relate in any manner to this Agreement, the negotiation, execution, or the performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) or the transaction contemplated hereby and thereby, may be made only against (and are expressly limited to) the entities that are expressly identified as “Parties” in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor, financing source, lender, investor or equity provider (whether actual or prospective) of, any Contracting Party, or any trustee, director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor, financing source, lender, investor or equity provider (whether actual or prospective) of, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) to any Contracting Party with which it is not engaged or does not have a contractual relationship with (outside of this Agreement) or any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the performance of this Agreement, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of the other Contracting Party on any of its Nonparty Affiliates, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any of the other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything in this Section 12.19 to the contrary, this Section 12.19 does not provide (and shall in no event be interpreted to provide) for any waiver, release or relinquishment by any Contracting Party of any claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) of any sort which such Contracting Party may have against any of Nonparty Affiliates (being those that such Contracting Party has engaged or has a contractual relationship with outside of this Agreement).
12.20    Joint and Several Liability. Seller agrees and acknowledges that each of TOGI, TOGC, LM and LMTH shall be jointly and severally liable for the obligations of Seller under this Agreement.
12.21    Several Liability. Seller agrees and acknowledges that each Earthstone Party shall be severally liable for the obligations of such Earthstone Party under this Agreement; provided that the foregoing shall not affect or be construed to limit the indemnification obligations of Purchaser with respect to the matters set forth in clauses (ii) and (iii) of Section 11.3(a) as they relate to breaches of representations and warranties or covenants of Earthstone.
12.22    Confidentiality. Without limitation to Section 6.3, from and after Closing, Seller shall keep confidential, and cause its Affiliates and instruct its partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives to keep confidential and not use, the terms and provisions of this Agreement and the Records, except (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 12.22, (c) to the extent that such disclosures are to Governmental Authorities and third Persons holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, (d) to the extent that Seller must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement, or (e) to the extent that such disclosures are to such Party’s investors and members, and current or prospective financing sources including such Party’s Affiliates’ investors and limited partners, and to prospective investors or other Persons as part of fundraising or marketing activities undertaken by Seller’s or Purchaser’s Affiliates or Parent Fund and its Affiliates or Purchaser’s Affiliates and its Affiliates provided such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information. The covenant set forth in this Section 12.22 shall terminate one (1) year after the Closing Date.

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.
SELLER:

TITUS OIL & GAS PRODUCTION, LLC
By:	/s/ Marshall Hickey
Name:	Marshall Hickey
Title:	Chief Executive Officer
TITUS OIL & GAS CORPORATION
By:	/s/ Marshall Hickey
Name:	Marshall Hickey
Title:	Chief Executive Officer
LENOX MINERALS, LLC
By:	/s/ Marshall Hickey
Name:	Marshall Hickey
Title:	Chief Executive Officer
LENOX MINERAL TITLE HOLDINGS, INC.
By:	/s/ Marshall Hickey
Name:	Marshall Hickey
Title:	Chief Executive Officer
Signature Page to Purchase and Sale Agreement

PURCHASER:

EARTHSTONE ENERGY HOLDINGS, LLC
By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer
EARTHSTONE:

EARTHSTONE ENERGY, INC.
By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement